UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Tier Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

PRELIMINARY COPY
TIER TECHNOLOGIES, INC.

Keith S. Omsberg	10780 Parkridge Boulevard
Corporate Secretary	Reston, Virginia 20191
March [XX], 2010
Dear Stockholder:
You are invited to attend the Annual Meeting of Stockholders of Tier Technologies, Inc. on April 8, 2010 at 10:00 a.m. Eastern Time at the Sheraton Reston Hotel, located at 11810 Sunrise Valley Drive, Reston, VA 20191.
We consider the votes of all shareholders important, no matter how many or how few shares you may own. Regardless of whether you plan to attend the annual meeting, we encourage you to submit your proxy promptly, following the instructions on the enclosed proxy card. You may submit your proxy by telephone, by Internet, or by mail.
At the annual meeting, stockholders will elect directors, vote on the ratification of the selection of Tier’s independent registered public accounting firm, and consider a proposal to amend Tier’s Restated Certificate of Incorporation in order to change Tier’s name to Official Payments Holdings, Inc., in each case as described in the enclosed proxy materials. We will also report on Tier’s business. Stockholders will have an opportunity to ask relevant questions.
Only stockholders of record at the close of business on February 9, 2010 are entitled to notice of, to attend, and to vote at the annual meeting.
Your vote is extremely important. If you have questions or require any assistance with voting your shares, please call our proxy solicitor, [•] at [•].
By Order of the Board of Directors,
Keith S. Omsberg
Secretary
Reston, Virginia
March [XX], 2010

TIER TECHNOLOGIES, INC.
10780 Parkridge Boulevard, Suite 400
Reston, Virginia 20191
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF TIER TECHNOLOGIES, INC.

TIME:	10:00 a.m. Eastern Time on Thursday, April 8, 2010.

PLACE:	Sheraton Reston Hotel, located at 11810 Sunrise Valley Drive, Reston, Virginia 20191.

ITEMS OF BUSINESS:	(1) To elect seven directors;

(2) To ratify the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010

(3) To act on a proposal to amend Tier’s Restated Certificate of Incorporation in order to change Tier’s name to Official Payments Holdings, Inc.; and

(4) To transact other business properly coming before the meeting.

WHO CAN VOTE:	You can vote if you were a stockholder of record at the close of business on February 9, 2010.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 8, 2010. The proxy statement and Tier’s Annual Report on Form 10-K for fiscal year 2009, as amended, are available electronically at www.proxyvote.com. Directions to the meeting are provided on page B-1 of this proxy statement.
Our Board of Directors has nominated for election as directors the seven persons named in Proposal One in the proxy statement accompanying this Notice, each of whom is currently serving as a director of Tier. We believe that these individuals have the independence, knowledge, and commitment to deliver value for Tier and its shareholders.
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE BOARD’S NOMINEES ON THE ENCLOSED PROXY CARD.
Keith S. Omsberg
Corporate Secretary
March [XX], 2010

i

INFORMATION ABOUT THE PROXY MATERIALS AND OUR 2010 ANNUAL MEETING OF STOCKHOLDERS	1

GENERAL INFORMATION	1

1. WHO IS MAKING THIS SOLICITATION?	1
2. WHAT INFORMATION IS CONTAINED IN THESE MATERIALS?	1
3. WHEN AND WHERE IS THE ANNUAL MEETING?	1
4. WHAT PROPOSALS ARE BEING PRESENTED FOR STOCKHOLDER VOTE AT THE ANNUAL MEETING?	1
5. WHAT OTHER MATTERS MAY ARISE AT THE ANNUAL MEETING?	2
6. WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE ANNUAL MEETING?	2
7. WHAT DO I NEED FOR ADMISSION TO THE ANNUAL MEETING?	2
8. HOW CAN I FIND TIER’S PROXY MATERIALS AND ANNUAL REPORT ON THE INTERNET?	3
9. WHOM SHOULD I CALL IF I HAVE QUESTIONS OR NEED ADDITIONAL COPIES OF THE PROXY MATERIALS?	3

VOTING MECHANICS	3

10. WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?	3
11. WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?	3
12. HOW CAN I VOTE MY SHARES OF COMMON STOCK?	3
13. HOW CAN I REVOKE A PROXY OR CHANGE MY VOTING INSTRUCTIONS?	4
14. WILL MY SHARES BE VOTED IF I DO NOT PROVIDE INSTRUCTIONS TO MY BROKER?	4
15. WHO WILL COUNT THE VOTES?	4

VOTING INFORMATION	5

16. WHAT ARE THE VOTING CHOICES WHEN VOTING ON PROPOSAL ONE, THE ELECTION OF DIRECTORS?	5
17. WHAT VOTE IS NEEDED TO ELECT THE DIRECTORS?	5
18. WHAT ARE THE VOTING CHOICES WHEN VOTING ON PROPOSAL TWO, THE RATIFICATION OF THE SELECTION OF MCGLADREY & PULLEN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?	5
19. WHAT VOTE IS NEEDED TO RATIFY THE SELECTION OF MCGLADREY & PULLEN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?	6
20. WHAT ARE THE VOTING CHOICES WHEN VOTING ON PROPOSAL THREE, THE NAME CHANGE PROPOSAL?	6
21. WHAT VOTE IS NEEDED TO APPROVE THE NAME CHANGE PROPOSAL?	6
22. HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?	6
23. WHAT IF A QUORUM IS NOT PRESENT AT THE MEETING?	6
24. WHAT IF I RETURN MY PROXY CARD BUT DO NOT GIVE VOTING INSTRUCTIONS?	6
25. WHAT IF OTHER MATTERS ARE VOTED ON AT THE MEETING?	6
26. WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR VOTING INSTRUCTION CARD?	7
27. WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?	7

STOCK OWNERSHIP	8

CORPORATE GOVERNANCE MATTERS	11

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS	15

PROPOSAL ONE: ELECTION OF DIRECTORS	17

REMOVAL OF DIRECTORS	19

COMPENSATION COMMITTEE REPORT	20

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	20

COMPENSATION DISCUSSION AND ANALYSIS	20

EXECUTIVE COMPENSATION	30

SUMMARY COMPENSATION TABLE	30

FISCAL 2009 GRANTS OF PLAN-BASED AWARDS	33

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR END	34

FISCAL 2009 OPTION EXERCISES AND STOCK VESTED	36

DIRECTOR COMPENSATION	43

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	45

PRINCIPAL ACCOUNTING FEES AND SERVICES	45

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	45

ii

PROPOSAL THREE: AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY	46

OTHER MATTERS	46

ADDITIONAL INFORMATION	46

ANNEX A	A-1

DIRECTIONS TO THE ANNUAL MEETING	B-1

iii

PRELIMINARY COPY
TIER TECHNOLOGIES, INC.
10780 Parkridge Boulevard, Suite 400
Reston, Virginia 20191
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 8, 2010
This proxy statement is furnished in connection with the solicitation by the Board of Directors of Tier Technologies, Inc., a Delaware corporation (“Tier,” the “Company,” “we,” “us,” or “our”), of proxies for use in voting at the 2010 Annual Meeting of Stockholders to be held at the Sheraton Reston Hotel, located at 11810 Sunrise Valley Dr., Reston, Virginia 20191, on April 8, 2010, at 10:00 a.m., local time, and any adjournment or postponement thereof. On or about March [XX], 2010, we began mailing this proxy statement, the enclosed proxy card, and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, as amended, to shareholders entitled to vote at the annual meeting.
INFORMATION ABOUT THE PROXY MATERIALS AND OUR 2010 ANNUAL MEETING OF
STOCKHOLDERS
GENERAL INFORMATION
1.	WHO IS MAKING THIS SOLICITATION?

Tier’s Board of Directors, or the Board, is soliciting your proxy for use at Tier’s Annual Meeting of Stockholders or at any adjournment or postponement of the annual meeting. The Board is providing these proxy solicitation materials to give you information for use in determining how to vote in connection with the annual meeting.
2.	WHAT INFORMATION IS CONTAINED IN THESE MATERIALS?

The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. Our Annual Report on Form 10-K for the year ended September 30, 2009, as amended, which includes the Company’s audited consolidated financial statements, is also enclosed.
3.	WHEN AND WHERE IS THE ANNUAL MEETING?

Our Annual Meeting of Stockholders will be held on April 8, 2010 at 10:00 a.m. Eastern Time, at the Sheraton Reston Hotel, located at 11810 Sunrise Valley Dr. Reston, VA 20191.
4.	WHAT PROPOSALS ARE BEING PRESENTED FOR STOCKHOLDER VOTE AT THE ANNUAL MEETING?

Three proposals are scheduled for voting at the annual meeting:
PROPOSAL ONE. Election of Directors:
THE BOARD RECOMMENDS THAT YOU VOTE FOR ITS NOMINEES, CHARLES W. BERGER, JOHN J. DELUCCA, MORGAN P. GUENTHER, PHILIP G. HEASLEY, DAVID A. POE, RONALD L. ROSSETTI, AND ZACHARY F. SADEK, FOR SERVICE UNTIL TIER’S

NEXT ANNUAL MEETING AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED.
You can find information about the Board’s nominees, as well as information about the Board, its committees, and other related matters, beginning on page 17. Information regarding director compensation can be found beginning on page 43.
PROPOSAL TWO. Ratification of Selection of McGladrey & Pullen, LLP:
THE BOARD RECOMMENDS THAT YOU VOTE TO RATIFY THE SELECTION OF MCGLADREY & PULLEN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2010.
You can find information about Tier’s relationship with McGladrey & Pullen, LLP beginning on page 45.
PROPOSAL THREE. Company Name Change:
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO TIER’S RESTATED CERTIFICATE OF INCORPORATION IN ORDER TO CHANGE THE NAME OF THE COMPANY TO “OFFICIAL PAYMENTS HOLDINGS, INC.”
You can find information about the proposed change to Tier’s name beginning on page 46.

We will also consider any other business that properly comes before the annual meeting.
5.	WHAT OTHER MATTERS MAY ARISE AT THE ANNUAL MEETING?

We do not know of any other matters that will come before the shareholders at the annual meeting. The Chairman of the annual meeting may refuse to allow presentation of a proposal or a nomination for the Board if the proposal or nomination was not properly submitted. The requirements for properly submitting proposals and nominations for this year’s annual meeting were described in our proxy statement for the 2009 annual meeting and are similar to those described on page 46 for next year’s meeting.
6.	WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE ANNUAL MEETING?

Tier is making this solicitation of proxies and will bear all related costs. We will conduct the solicitation by mail, personally, telephonically, through the Internet, or by facsimile through our officers, directors, and employees, none of whom will receive additional compensation for assisting with the solicitation. We may also solicit shareholders through press releases issued by the Company, advertisements in periodicals, and postings on the Company’s website. We have also retained [•] to assist in the solicitation of proxies, for a fee estimated to be approximately [•] plus out-of-pocket expenses. In addition, we have agreed to indemnify [•] against certain liabilities arising out of or in connection with the engagement. [•] has advised us that approximately [•] of its employees will be involved in the proxy solicitation by [•] on behalf of Tier.
7.	WHAT DO I NEED FOR ADMISSION TO THE ANNUAL MEETING?

You are entitled to attend the annual meeting only if you are a shareholder of record or a beneficial owner of Tier stock as of the close of business on February 9, 2010, or you hold a valid proxy for the annual meeting. If you are the shareholder of record, your name will be verified against the list of shareholders of record prior to your admittance to the annual meeting. You should be prepared to present photo identification for admission. If you hold your shares in street name, you should provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned Tier common stock as of the record date, a copy of the voting instruction card provided by your broker, bank, or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.

8.	HOW CAN I FIND TIER’S PROXY MATERIALS AND ANNUAL REPORT ON THE INTERNET?

Our proxy statement and Annual Report on Form 10-K for fiscal year 2009, as amended, are available electronically at www.proxyvote.com.
9.	WHOM SHOULD I CALL IF I HAVE QUESTIONS OR NEED ADDITIONAL COPIES OF THE PROXY MATERIALS?

If you have questions, require any assistance with voting your shares, or need additional copies of this proxy statement, please call our proxy solicitor, [•] at [•].
VOTING MECHANICS
10.	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Only holders of record of shares of our common stock at the close of business on February 9, 2010, or the record date, are entitled to vote at the annual meeting, or at adjournments or postponements of the annual meeting. As of the record date, there were 18,150,965 shares of our common stock outstanding and entitled to vote.

Except in connection with Proposal One (the election of directors), each share of common stock is entitled to one vote for each matter to be voted on at the annual meeting. In connection with the election of directors, each share is entitled to seven votes, one vote for each board seat that is being elected. The holders of a majority of the shares of common stock outstanding and entitled to vote at the annual meeting will constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will be counted towards a quorum.
11.	WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The record date is February 9, 2010. Holders of common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.
12.	HOW CAN I VOTE MY SHARES OF COMMON STOCK?

There are four ways to vote for the Board’s nominees and on the other matters as set forth in this proxy statement:
•	Telephone: If your proxy card or voting instruction card provides instructions for proxy authorization by telephone, follow the instructions on your proxy card or voting instruction card; OR

•	Mail: Mark, sign, and date your proxy card and return it to: Tier Technologies, Inc., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717; OR

•	In-Person: If you are a record holder or have obtained a valid proxy from the record holder, mark, sign and submit a ballot during the 2010 Annual Meeting of Stockholders on April 8, 2010, at 10:00 a.m. Eastern Time; OR

•	Internet: Follow the instructions for Internet proxy authorization on your proxy card or voting instruction card.
If you deliver a properly executed written proxy, or submit a properly completed proxy by telephone or by Internet, that proxy will be voted at the annual meeting in accordance with the directions given in the proxy, unless you revoke the proxy before the annual meeting. The proxies also may be voted at any adjournments or postponements of the annual meeting.

If you want to specify how your votes are cumulated, you must do so in writing with a proxy card or, if you are a record holder of Tier stock or have obtained a valid proxy from the record holder, in person at the annual meeting. Please see question 18 below for additional information on cumulative voting.
13.	HOW CAN I REVOKE A PROXY OR CHANGE MY VOTING INSTRUCTIONS?

If you are the stockholder of record, you can revoke a proxy before the close of voting at the annual meeting by:
•	Giving written notice to Tier’s Corporate Secretary at (for notices mailed before March 26, 2010) 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191 or 11130 Sunrise Valley Drive, Suite 300, Reston, VA 20191 (for notices mailed on or after March 26, 2010);

•	Submitting a new proxy card bearing a date later than your last proxy card;

•	Following the instructions for Internet proxy authorization that appear on the proxy card;

•	Following the instructions that appear on the proxy card for proxy authorization by telephone; or

•	Attending the annual meeting and voting in person. Attendance at the annual meeting will not, by itself, revoke a proxy.
If your shares are held in “street name” by a bank or broker, your bank or broker should provide you with appropriate instructions for revoking your proxy.
14.	WILL MY SHARES BE VOTED IF I DO NOT PROVIDE INSTRUCTIONS TO MY BROKER?

If you are the beneficial owner of shares held in “street name” by a bank or broker, the bank or broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your bank or broker, it will be entitled to vote the shares with respect to “discretionary” proposals but will not be permitted to vote the shares with respect to “non-discretionary” proposals (those shares are referred to as “broker non-votes”). Proposal One (the election of directors) and Proposal Three (the Company name change proposal) are both non-discretionary proposals. Proposal Two (ratification of auditors) is a discretionary proposal. As a result, if your shares are held in “street name” and you do not provide instructions as to how your shares are to be voted in the election of directors or with respect to the name change proposal, your bank or broker will not be able to vote your shares in the election of directors or with respect to the name change proposal, and your shares will not be voted for any of Tier’s nominees or for the name change proposal. We urge you to provide instructions to your bank or broker so that your votes may be counted on these important matters. We urge you to vote your shares by following the instructions provided on the enclosed proxy card and returning the proxy card to your bank or broker to ensure that your shares will be voted on your behalf.
15.	WHO WILL COUNT THE VOTES?

A representative of American Election Services, LLC will tabulate the votes and act as Inspector of Elections.

VOTING INFORMATION
16.	WHAT ARE THE VOTING CHOICES WHEN VOTING ON PROPOSAL ONE, THE ELECTION OF DIRECTORS?

Shareholders may use the enclosed proxy card to:
•	Vote FOR (in favor of) all of the Board’s nominees;

•	WITHHOLD votes from all nominees; or

•	WITHHOLD votes from specific Board nominees; or

•	Provide instructions for cumulating votes for one or more specific Board nominees.
17.	WHAT VOTE IS NEEDED TO ELECT THE DIRECTORS?

Directors will be elected by the affirmative vote of a plurality of votes cast by shareholders entitled to vote on the matter, which means that the seven director nominees with the highest number of affirmative votes will be elected.

Tier’s certificate of incorporation gives shareholders the right to cumulate their votes. This means that a shareholder has the right to give any one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares the shareholder would otherwise be entitled to vote, or to distribute such votes among as many nominees (up to the number of persons to be elected) as the shareholder may wish. Shareholders may specify how their votes are to be cumulated with respect to the Board’s nominees by giving instructions on the enclosed form of proxy as to how the votes are to be cumulated or, if the shareholder is a record holder or has obtained a valid proxy from the record holder, by voting in person at the annual meeting.

Unless you specify how your votes are to be cumulated among the Board’s nominees, the proxy solicited by the Board authorizes the proxies named on the proxy card to cumulate votes that you are entitled to cast at the annual meeting in connection with the election of directors; provided that the proxies will not cumulate votes for any nominee from whom you have withheld authority to vote. To specify different directions with regard to cumulative voting, including to direct that the proxyholders cumulate votes with respect to a specific Board nominee or nominees, you must mark the appropriate box on the front of the proxy card and write your instructions on the reverse side.

Abstentions and broker non-votes will not be counted as votes for or against a nominee, and therefore, will have no effect on the outcome of the election.
18.	WHAT ARE THE VOTING CHOICES WHEN VOTING ON PROPOSAL TWO, THE RATIFICATION OF THE SELECTION OF MCGLADREY & PULLEN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?

Shareholders may:
•	Vote FOR (in favor of) the ratification;

•	Vote AGAINST the ratification; or

•	ABSTAIN from voting on the ratification.

19.	WHAT VOTE IS NEEDED TO RATIFY THE SELECTION OF MCGLADREY & PULLEN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?

The selection of the independent registered public accounting firm will be ratified if it receives the affirmative vote of a majority of the shares voting on the matter. Abstentions and shares not voted by brokers will not be counted as votes cast on Proposal Two and will have no effect on the outcome of this proposal.
20.	WHAT ARE THE VOTING CHOICES WHEN VOTING ON PROPOSAL THREE, THE NAME CHANGE PROPOSAL?

Shareholders may:
•	Vote FOR (in favor of) the proposal;

•	Vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.
21.	WHAT VOTE IS NEEDED TO APPROVE THE NAME CHANGE PROPOSAL?

The name change proposal will be approved if a majority of the outstanding stock entitled to vote thereon has been voted in favor of the proposal. Because Proposal Three will be approved only if it receives the affirmative vote of a majority of the outstanding stock entitled to vote on the matter, abstentions and broker non-votes have the effect of votes against this proposal.
22.	HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

A majority of the shares of common stock outstanding and entitled to vote at the annual meeting that are either present in person or represented by proxy will constitute a quorum for the annual meeting. Abstentions and broker non-votes are included in determining whether a quorum is present.
23.	WHAT IF A QUORUM IS NOT PRESENT AT THE MEETING?

If a quorum is not present at the scheduled time of the annual meeting, we may adjourn the meeting, either with or without the vote of the shareholders. If we propose to have the shareholders vote whether to adjourn the meeting, the proxyholders will exercise their discretion to vote all shares for which they have authority in favor of the adjournment.
24.	WHAT IF I RETURN MY PROXY CARD BUT DO NOT GIVE VOTING INSTRUCTIONS?

If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board. The Board recommends a vote FOR the election of the seven director nominees named in this Proxy Statement, FOR Proposal Two, the ratification of McGladrey & Pullen, LLP as our independent registered public accounting firm for 2010, and FOR Proposal Three, the name change proposal. Unless you specify how your votes are to be cumulated among the Board’s nominees, the proxy card authorizes the proxies named on the card to cumulate votes that you are entitled to cast at the annual meeting at their discretion among the Board’s nominees in connection with the election of directors.
25.	WHAT IF OTHER MATTERS ARE VOTED ON AT THE MEETING?

If any other matters are properly presented at the annual meeting for consideration, the persons named as proxies in the enclosed proxy card will have discretion to vote on those matters for you. On the date we filed this Proxy Statement with the Securities and Exchange Commission, the Board did not know of any other matter to be raised at the annual meeting.

26.	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR VOTING INSTRUCTION CARD?

If your shares are registered differently or are held in more than one account, you will receive a proxy card or voting instruction card for each account. To ensure that all of your shares are voted, please use all the proxy cards and voting instruction cards you receive to submit your proxy for your shares by telephone or by Internet or complete, sign, date, and return a proxy card or voting instruction card for each account.
27.	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

Tier will publish preliminary results of the voting, or final results of the voting (if such final results are known), in a current report on Form 8-K within four business days of the annual meeting. If we report preliminary results, we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known. You will be able to read and print a copy of the Form 8-K and, if applicable, the amended Form 8-K, on our website, http://www.tier.com, by choosing Investor Relations, Financial Information, and SEC Filings. You will also be able find the report by searching the SEC EDGAR filings at http://www.sec.gov.

STOCK OWNERSHIP
Directors and Executive Officers
The following table sets forth certain information regarding the ownership of our common stock as of February 23, 2010 by: (i) each director and director nominee; (ii) each of our CEO, CFO and our three most highly compensated executive officers, other than our CEO and CFO, who were serving as executive officers at the end of fiscal year 2009, whom we refer to collectively as our “named executive officers”; and (iii) all executive officers and directors of Tier as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

	Common stock beneficially owned
Name of beneficial owner(1)	Total number of shares		Percent of class(2)
Charles W. Berger	140,000	(3)	*
John J. Delucca	50,000	(4)	*
Daniel Donohue	2,459,404	(5)	13.5%
Morgan P. Guenther	140,000	(3)	*
Philip Heasley	20,002	(6)	*
Michael Murphy	2,459,404	(5)	13.5%
David A. Poe	6,668	(3)	*
Zachary Sadek	1,799,321	(7)	9.9%
Ronald W. Johnston	81,666	(8)	*
Keith Kendrick	30,000	(9)	*
Keith S. Omsberg	37,500	(10)	*
Ronald L. Rossetti	434,500	(11)	2.3%
Nina K. Vellayan	53,564	(12)	*
All directors and executive officers as a group (13 persons)	5,252,625	(13)	27.6%

*	Less than 1%

(1)	Address: 10780 Parkridge Blvd, Suite 400, Reston, Virginia 20191, unless otherwise specified.

(2)	The percentages shown are based on 18,150,965 shares of common stock outstanding as of February 23, 2010.

(3)	Consists entirely of shares issuable upon the exercise of options exercisable on or before April 24, 2010.

(4)	Includes 40,000 shares issuable upon the exercise of options exercisable on or before April 24, 2010.

(5)	Address: 191 North Wacker Drive, Suite 1685, Chicago, Illinois 60606. Based solely on information contained in a Schedule 13D/A filed with the SEC by Discovery Group I, LLC on March 2, 2010. Discovery Group I, LLC is the sole general partner of Discovery Equity Partners, L.P. Discovery Equity Partners, L.P. beneficially owns 2,109,667 shares of common stock and Discovery Group I, LLC beneficially owns 2,459,404 shares of common stock. Daniel J. Donoghue and Michael R. Murphy are the sole managing members of Discovery Group I, LLC and may be deemed to beneficially own 2,459,404 shares of common stock.

(6)	Includes 10,002 shares issuable upon the exercise of options exercisable on or before April 24, 2010.

(7)	Address: 265 Franklin Street, 18th Floor, Boston, Massachusetts 02110. Based solely on information contained in a Schedule 13D/A filed with the SEC on January 15, 2010 by Giant Investment, LLC, (“Giant”); Parthenon Investors II, L.P. (“Parthenon”); PCap Partners II, LLC (“PCap Partners”); PCap II, LLC (“PCap II”); John C. Rutherford; and Ernest K. Jacquet (collectively, the “Parthenon Group”). Parthenon is a managing member of Giant, PCap Partners is a general partner of Parthenon, and PCap II is a managing member of PCap Partners. Giant directly beneficially owns 1,799,321 shares of common stock. As parents of Giant, Parthenon, PCap Partners and PCap II may be deemed to beneficially own their proportional interest in the shares of common stock directly and beneficially owned by Giant, comprising 1,748,401 shares of common stock. John C. Rutherford and Ernest K. Jacquet are control persons of various entities indirectly investing in Giant and may be deemed to beneficially own a proportional interest in the shares of common stock owned by Giant, comprising 1,799,321 shares of common stock. In addition, Exhibit 99.2 to a Schedule 13D/A filed by the Parthenon Group on January 6, 2009 indicated that Mr. Sadek, as a Vice President of PCap Managers LLC, an affiliate of Giant, may be deemed to indirectly beneficially own all of the shares directly beneficially owned by Giant, but that Mr. Sadek disclaims any such beneficial ownership.

(8)	Consists entirely of shares issuable upon the exercise of options exercisable on or before April 24, 2010.

(9)	Consists entirely of shares issuable upon the exercise of options exercisable on or before April 24, 2010.

(10)	Consists entirely of shares issuable upon the exercise of options exercisable on or before April 24, 2010.

(11)	Includes 385,000 shares issuable upon the exercise of options exercisable on or before April 24, 2010.

(12)	Includes 40,000 shares issuable upon the exercise of options exercisable on or before April 24, 2010.

(13)	Includes 910,836 shares issuable upon the exercise of options exercisable on or before April 24, 2010.
Equity Compensation Plan Information
The following table provides information about the securities authorized for issuance under our equity compensation plan as of September 30, 2009:

		Weighted-	Number of
	Number of securities	average exercise	securities
	to be issued upon	price of	remaining available
	exercise of	outstanding	for future issuance
	outstanding options,	options,	under equity
	warrant and rights (in	warrants and	compensation plans
Plan category	thousands)	rights ($)	(in thousands)
Equity compensation plans
Approved by security holders	2,359	$7.86	1,353
Not approved by security holders	—	—	—

Total	2,359	$7.86	1,353

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who beneficially own more than ten percent of our common stock, to file with the Securities and Exchange Commission, or the SEC, initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Officers, directors and holders of greater than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended September 30, 2009, our officers, directors, and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements, except that Messrs. Rossetti, Johnston, Kendrick and Omsberg, and Ms. Vellayan each filed two late Forms 4 related to two transactions and Mr. Heasley filed one late Form 4, which related to one transaction.

Significant Stockholders
The following table lists certain persons known by Tier to own beneficially more than five percent of Tier’s outstanding shares of common stock as of February 23, 2010.

	Common stock beneficially owned
	Total number of	Percent of
Name of beneficial owner	shares	class(1)
Discovery Group I, LLC (2)	2,459,404	13.5%
Wells Fargo & Company (3)	2,109,746	11.6%
Giant Investment, LLC (4)	1,799,321	9.9%
Heartland Advisors, Inc. (5)	1,717,474	9.5%
Dimensional Fund Advisors (6)	1,450,931	8.0%

(1)	The percentages shown are based on 18,150,965 shares of common stock outstanding as of February 23, 2010.

(2)	Address: 191 North Wacker Drive, Suite 1685, Chicago, Illinois 60606. Based solely on information contained in a Schedule 13D/A filed with the SEC by Discovery Group I, LLC on March 2, 2010. Discovery Group I, LLC is the sole general partner of Discovery Equity Partners, L.P. Discovery Equity Partners, L.P. beneficially owns 2,109,667 shares of common stock and Discovery Group I, LLC beneficially owns 2,459,404 shares of common stock. Daniel J. Donoghue and Michael R. Murphy, each of whom is a member of our Board of Directors, are the sole managing members of Discovery Group I, LLC and may be deemed to beneficially own 2,459,404 shares of common stock.

(3)	Address: For Wells Fargo & Company, 420 Montgomery Street, San Francisco, California 94104; for Wells Capital Management Incorporated, 525 Market Street, 10th Floor, San Francisco, California 94105. Based solely on information contained in a Schedule 13G/A filed with the SEC on January 26, 2009 by Wells Fargo & Company and its subsidiary, Wells Capital Management Incorporated. This table reflects the shares of common stock owned by Wells Fargo & Company and Wells Capital Management Incorporated as of December 31, 2009.

(4)	Address: 265 Franklin Street, 18th Floor, Boston, Massachusetts 02110. Based solely on information contained in a Schedule 13D/A filed with the SEC on January 15, 2010 by Giant Investment, LLC, (“Giant”); Parthenon Investors II, L.P. (“Parthenon”); PCap Partners II, LLC (“PCap Partners”); PCap II, LLC (“PCap II”); John C. Rutherford; and Ernest K. Jacquet (collectively, the “Parthenon Group”). Parthenon is a managing member of Giant, PCap Partners is a general partner of Parthenon, and PCap II is a managing member of PCap Partners. Giant directly beneficially owns 1,799,321 shares of common stock. As parents of Giant, Parthenon, PCap Partners and PCap II may be deemed to beneficially own their proportional interest in the shares of common stock directly and beneficially owned by Giant, comprising 1,748,401 shares of common stock. John C. Rutherford and Ernest K. Jacquet are control persons of various entities indirectly investing in Giant and may be deemed to beneficially own a proportional interest in the shares of common stock owned by Giant, comprising 1,799,321 shares of common stock. In addition, Exhibit 99.2 to a Schedule 13D/A filed by the Parthenon Group on January 6, 2009 indicated that Mr. Sadek, who is a member of our Board of directors, may be deemed to indirectly beneficially own all of the shares directly beneficially owned by Giant due to his position as a Vice President of PCap Managers LLC, an affiliate of Giant, but that Mr. Sadek disclaims any such beneficial ownership.

(5)	Address: 789 North Water Street, Milwaukee, Wisconsin 53202. Based solely on information contained in a Schedule 13G/A filed with the SEC by Heartland Advisors, Inc. on February 10, 2010. This table reflects the shares of common stock that may be deemed beneficially owned by (1) Heartland Advisors, Inc., by virtue of its investment discretion and voting authority granted by certain clients, and (2) William J. Nasgovitz, by virtue of his control of Heartland Advisors, Inc., in each case as of December 31, 2009. Mr. Nasgovitz disclaims beneficial ownership of these shares.

(6)	Address: Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Based on information contained in a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 8, 2010. In its role as an investment advisor, sub-adviser and/or manager to certain investment companies, trusts and accounts (the “Funds”), Dimensional and/or its subsidiaries (collectively, “Dimensional”) possesses investment and/or voting power over the shares shown in the table above, and may be deemed to be the beneficial owner of such shares. However, all shares reported above are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares. This table reflects the shares of common stock deemed beneficially owned by Dimensional as of December 31, 2009.

CORPORATE GOVERNANCE MATTERS
Corporate Governance Documents
In November 2003, the Board adopted a Code of Ethics for our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer. Effective May 3, 2004, we also adopted a Business Code of Conduct for all employees. On March 31, 2009, we adopted Corporate Governance Guidelines. Our Code of Ethics, Business Code of Conduct, and Corporate Governance Guidelines, as well as the charters for our Audit Committee, Compensation Committee, and Governance and Nominating Committee, which are discussed in greater detail below under the heading Meetings and Committees of our Board of Directors, are posted on our website at: http://www.tier.com.
Director Independence
Under NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board, the person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board determined that each of its current directors other than Mr. Rossetti — that is, each of Charles W. Berger, John J. Delucca, Daniel J. Donoghue, Morgan P. Guenther, Philip G. Heasley, Michael R. Murphy, David A. Poe, and Zachary F. Sadek — does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Stock Market, Inc. Listing Rules. Samuel Cabot III and James R. Stone served on our Board of Directors during the fiscal year ended September 30, 2009; their terms of office expired when their successors were elected at the 2009 annual meeting. Our board previously determined that Messrs. Cabot and Stone did not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors was an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Stock Market, Inc. Listing Rules.
Lead Director
Consistent with our Corporate Governance Guidelines, our Board has elected Philip G. Heasley as a “Lead Director” in order to facilitate communication between management and the independent directors. The principal responsibilities of the Lead Director are to consult with the CEO and Chairman of the Board regarding the agenda for meetings of the Board, schedule and prepare agendas for meetings of independent directors, communicate with the CEO and Chairman, act as principal liaison between the independent directors and the CEO and Chairman on sensitive issues, and raise issues with management on behalf of the independent directors when appropriate.
Audit Committee Financial Expert
The Board determined that at least one member of the Audit Committee, Charles W. Berger, is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, promulgated by the SEC. The Board has determined that Mr. Berger is independent under applicable SEC and NASDAQ rules.
Executive Sessions of Non-Management Directors
At each regularly scheduled meeting of the Board, time is set aside for the non-management directors to meet in an executive session without management present. The Lead Director or, in his absence, the Chair of the Governance and Nominating or Audit Committee, preside at these meetings.
Service on Other Boards
Our Corporate Governance Guidelines provide that no director may serve on the board of directors of more than three public companies, in addition to our Board of Directors.

Board Evaluation
Our Corporate Governance Guidelines require our Board to conduct a self-evaluation at least annually to determine whether it and its members are functioning effectively. The Governance and Nominating Committee oversees these evaluations.
Communication with Directors
Stockholders may communicate directly with the Board members by writing to: Tier Technologies, Inc., Board of Directors, c/o Corporate Secretary, at (for letters mailed before March 26, 2010) 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191 or 11130 Sunrise Valley Drive, Suite 300, Reston, VA 20191 (for letters mailed on or after March 26, 2010). Each communication should specify the individual or group to be contacted. We will receive and review the communications before distributing them to the specified individual or group. Generally, we will not forward stockholder communications to directors that relate to an improper or irrelevant topic, or which request general information about Tier. All other stockholder communications will be forwarded to the director or directors to whom they are addressed.
Nomination of Director Candidates
The Governance and Nominating Committee will consider director nominees proposed by stockholders by following the same process, and applying the same criteria, as it follows for candidates submitted by others. Stockholders can recommend an individual for directorship consideration by submitting the name of the individual for consideration together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. The information should be submitted to the Governance and Nominating Committee, c/o Corporate Secretary, Tier Technologies, Inc., at (for letters mailed before March 26, 2010) 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191 or 11130 Sunrise Valley Drive, Suite 300, Reston, VA 20191 (for letters mailed on or after March 26, 2010).
Pursuant to our bylaws, stockholders of record on the date of the notice described in this section and on the record date for the determination of stockholders entitled to vote at the meeting have the right to nominate director candidates, without any action or recommendation on the part of the Governance and Nominating Committee or the Board, only if timely written notice in proper form of the intent to make a nomination at a meeting of stockholders is received by our corporate secretary at: Tier Technologies, Inc., c/o Corporate Secretary, at (for notices mailed before March 26, 2010) 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191 or 11130 Sunrise Valley Drive, Suite 300, Reston, VA 20191 (for notices mailed on or after March 26, 2010). To be timely under our bylaws, the notice must be received by us at our principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. To be in proper form, the notice must contain prescribed information about the proponent and each nominee, including such information about each nominee and proponent as would be required to be included in a proxy statement made in connection with a solicitation of proxies for elections of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.
In evaluating director candidates, including current members of the Board eligible for re-election, the Governance and Nominating Committee considers many factors, including the current size and composition of the Board and its committees; the need for a particular expertise; a candidate’s understanding of marketing, finance, sales, and technology, and of our business and technology; a prospective nominee’s experience, judgment, diversity, independence, and skills; and such other factors as the Governance and Nominating Committee may deem appropriate. The Governance and Nominating Committee requires that any director candidate satisfy the following minimum qualifications:

•	financial literacy, demonstrated reputation for integrity, and the ability to exercise sound business judgment;

•	high personal and professional ethics;

•	understanding of the fiduciary responsibilities required as a member of the Board and the commitment, time, and ability to meet these responsibilities; and

•	an appropriate professional background providing an understanding of our technology, technology development, finance, sales, and marketing.
Certain Relationships and Related Transactions
Related Person Transaction Policy
The Board has adopted a written policy and procedures for review, approval, and ratification of transactions involving Tier and “related persons”. Related persons include Tier’s executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest. The policy covers any related person transaction exceeding $50,000 in which a related person had or will have a direct or indirect material interest.
Policies and Procedures for Review, Approval, or Ratification of Related Person Transactions
We use the following policies and procedures in connection with the review, approval, or ratification of related person transactions:
•	Any related person transaction proposed to be entered into by Tier must be reported to our General Counsel.

•	The Governance and Nominating Committee shall review and approve all related person transactions, prior to effectiveness or consummation of the transaction, whenever practicable.

•	If the General Counsel determines that advance approval of a related person transaction is not practicable under the circumstances, the Governance and Nominating Committee shall review and, in its discretion, may ratify the related person transaction at the next Governance and Nominating Committee meeting, or at the next meeting following the date that the related person transaction comes to the attention of the General Counsel; provided, however, that the General Counsel may present a related person transaction arising in the time period between meetings of the Governance and Nominating Committee to the Chair of the Governance and Nominating Committee, who shall review and may approve the related person transaction, subject to ratification by the Governance and Nominating Committee at the next meeting.

•	Previously approved transactions of an ongoing nature shall be reviewed by the Governance and Nominating Committee annually to ensure that such transactions have been conducted in accordance with the previous approval granted by the Governance and Nominating Committee, if any, and that all required disclosures regarding the related person transaction are made.
Standards for Review, Approval, or Ratification of Related Person Transactions
The Committee reviews, approves, or ratifies a related party transaction primarily based on the following standards:
•	the related person’s interest in the transaction, the dollar value of the amount involved, and the dollar value of the amount of the related person’s interest, without regard to profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.
The Committee may approve or ratify the transaction only if the Committee determines that, under all of the circumstances, the transaction is in Tier’s best interests. The Committee may impose any conditions on the related person transaction that it deems appropriate.
Transactions not covered by Related Person Transaction Policy
Our Board has determined that specific types of interests and transactions identified in the policy do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of the policy, including:
1.	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction with the Company and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction;

2.	a transaction that is specifically contemplated by provisions of our charter or bylaws; and

3.	transactions that do not constitute related person transactions pursuant to the instructions to the SEC’s related person transaction disclosure rule.
Tier paid Edgar, Dunn & Company, or EDC, approximately $158,000 for consulting services in fiscal year 2009. David Poe, a director of the Company, is a director and officer of EDC and a holder of less than 10% of EDC’s outstanding shares. Mr. Poe was not involved in the negotiation of the terms of the transaction with the Company and did not receive any special benefits as a result of the transaction. The transaction with EDC during fiscal year 2009 was not reviewed under the related person transaction policy because it met the criteria set forth in item 1 above, and accordingly was not a related person transaction for purposes of the policy.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
During fiscal year 2009, the Board held 15 meetings. Each of our incumbent directors attended at least 75% of the aggregate of the total number of meetings of the board of directors (held during the period for which he has been a director) and the total number of meetings held by all committees of the board on which he served (during the periods that he served). Directors may attend the annual meeting of stockholders, but are not obligated to do so. Mr. Guenther and Mr. Rossetti were the only directors who attended last year’s annual meeting. Committee members and a summary of key committee functions are as follows:
Audit Committee

Number of Members: 4	Functions:

Members: Charles W. Berger (Chair) John J. Delucca (Vice Chair) Daniel J. Donoghue Zachary F. Sadek (from March 2009) Samuel Cabot III (through March 2009)	Selects the independent registered public accounting firm to Selects the independent registered public accounting firm to audit Tier’s books and records, subject to stockholder ratification, and determines the compensation of the independent registered public accounting firm.

At least annually, reviews a report by the independent registered public accounting firm describing: internal quality control procedures, any issues raised by an internal or peer quality control review, and any investigations by regulatory authorities.

Number of Meetings in Fiscal 2009: 7	Consults with the independent registered public accounting firm, reviews and approves the scope of their audit, and reviews independence and performance. Also reviews any proposed engagement between Tier and the independent registered public accounting firm and approves in advance any such engagement, if appropriate.

Reviews internal controls, accounting practices, and financial reporting, including the results of the annual audit and the review of the interim financial statements, with management and the independent registered public accounting firm.

Discusses earnings releases and guidance provided to the public.

As appropriate, obtains advice and assistance from outside legal, accounting, or other advisors.

Prepares a report of the Audit Committee to be included in our proxy statement.

Assesses annually the adequacy of the Audit Committee Charter.

Reports to the Board about these matters.

Compensation Committee

Number of Members: 3	Functions:

Members: Philip G. Heasley (Chair) Morgan P. Guenther Michael R. Murphy (from March 2009) Samuel Cabot III (through March 2009)	Reviews and approves the compensation of our Chief Executive Officer and other executive officers.

Reviews executive bonus plan allocations.

Oversees and advises the Board on the adoption of policies that govern our compensation programs.

Number of Meetings in Fiscal 2009: 8	Oversees the administration of our equity-based compensation and other benefit plans.

Approves grants of stock options and stock awards to our officers and employees.
Governance and Nominating Committee

Number of Members: 4	Functions:

Members: Morgan P. Guenther (Chair) John J. Delucca Philip G. Heasley Michael R. Murphy (from March 2009)	Interviews, evaluates, and recommends individuals for membership on the Board and its committees.

Evaluates and recommends, where appropriate, whether a member of the Board qualifies as independent within the meaning of the applicable NASDAQ rules.

Recommends guidelines and responsibilities relating to corporate governance for adoption by the Board.

Number of Meetings in Fiscal 2009: 9	Reviews, approves, or ratifies related person transactions.

Evaluates and recommends director compensation.
Data Security Committee

Number of Members: 3	Functions:

Members: David A. Poe (Chair) Philip G. Heasley Zachary F. Sadek (from March 2009)	Identifies and evaluates security risks.

Implements safeguards and programs on data security integrity and migration of security risks.

Works with management to enhance current, and develop new, technical policies and procedures.

Number of Meetings in Fiscal 2009: 3
The charters for the Audit Committee, Compensation Committee, and Governance and Nominating Committee are available for review on our website at http://www.tier.com.

PROPOSAL ONE: ELECTION OF DIRECTORS
The Board of Directors has nominated the seven individuals named below for election to the Board at the annual meeting. Each of the Board’s nominees is currently serving as a director; each was recommended for election by the Governance and Nominating Committee; and each was approved by the Board. Each nominee has consented to serve if elected and our Board has no reason to believe that any nominee will be unable to serve, if elected. Subject to the discussion of cumulative voting and discretionary voting above, shares represented by proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Governance and Nominating Committee may propose. Proxies cannot be voted for a greater number of persons than the number of nominees named.
The Board has determined that each of the following nominees for director is independent under the rules of the NASDAQ Stock Market, Inc: Charles W. Berger, John J. Delucca, Morgan P. Guenther, Philip G. Heasley, David A. Poe, and Zachary Sadek. Each director elected will serve until the next annual meeting and until his successor is elected and qualified, or until his earlier death, resignation, or removal.
Nominees
The names and certain biographical information of each director nominee are set forth below.
Charles W. Berger
Age: 57—Director since: January 2002
Recent Business Experience: Mr. Berger was Chief Executive Officer of DVDPlay, Inc., a manufacturer and operator of DVD rental kiosks, from April 2006 through February 2009, and was Chairman of the Board of DVDPlay from December 2001 through December 2009. From March 2003 through September 2005, Mr. Berger served as President, Chief Executive Officer, and a director of Nuance Communications, Inc., a publicly traded company that developed and marketed speech recognition software. In September 2005, Nuance Communications merged with Scansoft, Inc. Since December 2004, Mr. Berger has been a director of SonicWALL, Inc., a publicly traded company that manufactures computer network security applications. Mr. Berger also serves on the Board of Directors for the United States Naval Memorial and is a Trustee and member of the Investment Committee for Bucknell University.
John J. Delucca
Age: 66—Director since: February 2007
Recent Business Experience: Since April 2003 Mr. Delucca has served as President of Atlantic & Gulf, Limited, LLC, an investment and consulting group. He was Executive Vice President and Chief Financial Officer of REL Consultancy Group, a provider of financial consulting services to businesses, from April 2003 until March 2004. From 1999 until February 2002, he was Executive Vice President, Finance and Administration, and Chief Financial Officer of Coty, Inc., a manufacturer and marketer of personal fragrances. Mr. Delucca is a director of Endo Pharmaceuticals Holding, Inc., a publicly traded developer and reseller of prescription pharmaceuticals; and ITC Deltacom, Inc., a publicly traded provider of integrated communication services.
Morgan P. Guenther
Age: 56—Director since: August 1999
Recent Business Experience: Since April 2009, Mr. Guenther has served as a private consultant to technology companies. Mr. Guenther served as Chairman and Chief Executive Officer of Airplay Network, Inc., a wireless entertainment services company, from May 2005 through April 2009. From February 2003 to April 2005, he served as a private consultant to technology companies. From October 2001 through January 2003, Mr. Guenther served as

President of TiVo, Inc., a creator of digital video recording services. From June 1999 through October 2001, Mr. Guenther served as Vice President of Business Development and Senior Vice President of Business Development and Revenue Operations at TiVo. Mr. Guenther also serves as a board member for Integral Development Corp., a provider of electronic capital markets trading solutions.
Philip G. Heasley
Age: 60—Director since: August 2008
Recent Business Experience: Since March 2005, Mr. Heasley has served as President and Chief Executive Officer of ACI Worldwide, Inc., a developer of electronic payment software products. From October 2003 to March 2005, Mr. Heasley served as Chairman and Chief Executive Officer of PayPower LLC, an acquisition and consulting firm specializing in financial services and payment services. From October 2000 to November 2003, Mr. Heasley served as Chairman and Chief Executive Officer of First USA Bank. From 1996 until November 2003, Mr. Heasley served as Chairman of the Board of Visa and a member of the board of Visa International. Mr. Heasley also serves on the boards of directors of ACI Worldwide, Inc., a publicly traded company that develops electronic payment software products, Fidelity National Financial, Inc., a publicly traded company providing property inspections, preservation services and title insurance services, and Public Radio International, a media company.
David A. Poe
Age: 61—Director since: October 2008
Recent Business Experience: From March 1980, Mr. Poe has served as a consultant and director of Edgar, Dunn & Company, or EDC, an independent global financial services and payments consultancy. From March 1998 to May 2008, Mr. Poe served as Chief Executive Officer of EDC. Mr. Poe also serves as an advisory council member for the Bank of San Francisco and the University of Idaho College of Letters, Arts and Social Sciences.
Ronald L. Rossetti
Age: 66—Director since: November 1995
Recent Business Experience: Mr. Rossetti has served as our Chairman of the Board and Chief Executive Officer since May 2006 and has served as a director of Tier since November 1995. Mr. Rossetti has served as President of Riverside Capital Partners, Inc., a venture capital investment firm, and as general partner in several real estate general partnerships, all commonly controlled by Riverside Capital Holdings, since 1997.
Zachary F. Sadek
Age: 30 — Director since: March 2009
Recent Business Experience: Mr. Sadek serves as Vice President of PCap Managers LLC, an affiliate of Parthenon Capital, LLC, a private equity fund, and since June 2004 has been employed as an investment professional by affiliates of Parthenon Capital. From June 2002 to June 2004, Mr. Sadek was an investment banker with Dresdner Kleinwort Wasserstein, an investment banking firm.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
EACH NOMINEE NAMED ABOVE.

Arrangements or understandings related to the selection of directors
Parthenon Capital nominated Mr. Sadek for election to the Company’s Board of Directors at our 2009 annual meeting of stockholders in March 2009, and Mr. Sadek was elected at that meeting. In January 2010, we and Parthenon Capital agreed that the Company would nominate Mr. Sadek for reelection as a director of the Company at the 2010 annual meeting and would use its reasonable best efforts to ensure that Mr. Sadek is elected at that annual meeting, and Parthenon Capital gave the Company a proxy for the shares of the Company’s capital stock owned by Parthenon Capital and authorized the proxyholders designated by the Board to cast the votes entitled to be cast pursuant to the proxy and to cumulate such votes in the proxyholders’ discretion in favor of the election of any person (i) nominated by the Board and serving on the Board as of the date of the agreement and/or (ii) nominated by the Board in accordance with the Board’s nomination procedures in effect on the date of the agreement and for whom the members of the Parthenon Group have specifically authorized the proxyholders to vote. The agreement between the Company and Parthenon Capital was described in and filed as an exhibit to a current report on Form 8-K filed January 11, 2010, and the preceding sentence is a summary of the agreement, does not purport to be complete, and is qualified in its entirety by reference to the agreement. We have agreed to pay Parthenon Capital $48,072 to reimburse it for expenses incurred in connection with our 2009 annual meeting.
Discovery Equity Partners, L.P. and Discovery Group I, LLC, which we refer to as Discovery Group, nominated Mr. Donoghue and Mr. Murphy for election to the Company’s Board of Directors at our 2009 annual meeting of stockholders in March 2009, and Mr. Donoghue and Mr. Murphy were elected at that meeting. In February 2010, the Company and Discovery Group reached an agreement with respect to the Company’s 2010 annual meeting and other matters. Discovery Group agreed, among other things, that (i) it would not nominate any person for election to the Board at the 2010 annual meeting, (ii) it would not conduct any solicitation of proxies in connection with the 2010 annual meeting, and (iii) it would vote all shares of the Company’s common stock it beneficially owned for the election of each of the Board’s nominees at the 2010 annual meeting. The Company agreed, among other things, to (i) reduce the size of the Board from nine to seven members, effective as of the date of the 2010 annual meeting, (ii) separate the roles of Chairman and Chief Executive Officer of the Company following the 2010 annual meeting, (iii) pay Discovery Group $175,000 to reimburse Discovery Group for fees and expenses incurred in connection with the Company’s 2009 annual meeting of stockholders, and (iv) accelerate the vesting of unvested restricted stock units issued to Mr. Donoghue and Mr. Murphy. The Company and Discovery Group also agreed that Messrs. Berger, Delucca, Guenther, Heasley, Poe, Rossetti, and Sadek would be the Board’s nominees for election at the 2010 annual meeting. The agreement between the Company and Discovery Group was described in and filed as an exhibit to a current report on Form 8-K filed March 1, 2010. The foregoing is a summary of that agreement, does not purport to be complete, and is qualified in its entirety by reference to the agreement.
REMOVAL OF DIRECTORS
Under Delaware law, shareholders have the right to remove any director, or the entire board of directors. Delaware law also provides that, where a corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors. Tier has cumulative voting, and Tier’s bylaws are consistent with this provision of Delaware law.
The following are two examples of how the statute and bylaw would be applied, if shareholders sought to remove one director from Tier’s seven-member Board, if Tier had 20,000,000 shares of stock outstanding and entitled to vote in the election of directors at the time of the vote on the removal proposal, and if the holders of all 20,000,000 shares cast votes on the removal proposal:
•	If the holders of 17,499,999 shares voted in favor of the director’s removal, and the holders of 2,500,001 shares voted against removal, then the director would not be removed. The director would not be removed because the total number of possible votes that could be cast in the election of a seven member Board would be 140,000,000, with the top seven vote recipients being elected to the Board, meaning that 17,500,001 would be the threshold number of votes necessary to secure a seat on the Board in a contested election (and, therefore, to defeat a proposal to remove a director). Since the holders of 2,500,001 shares would be entitled to cast 17,500,007 votes, the director would remain on the Board.

•	If the holders of 17,500,001 shares voted in favor of the director’s removal, and the holders of 2,499,999 shares voted against removal, then the director would be removed. The director would be removed because the holders of 2,499,999 shares would be entitled to cast 17,499,993 votes, falling 8 votes short of the number of votes that would be required to secure a seat on the Board in a contested election (and, therefore, to defeat a proposal to remove a director).
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that appears below with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in our annual report on Form 10-K, as amended, and in this proxy statement.
The foregoing report is given by the members of the Compensation Committee: Philip G. Heasley (Chair), Morgan P. Guenther, and Michael R. Murphy.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal 2009, the members of the Compensation Committee were Messrs. Cabot (through March 2009), Guenther, Heasley, and Murphy (from March 2009), none of whom was a current or former officer or employee of Tier and none of whom had any related person transaction involving Tier. No interlocking relationships exist between the Board of Directors or the Compensation Committee and the board of directors or the compensation committee of any other entity.
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy, Objectives, and Design
Compensation Philosophy
Our compensation philosophy for all our employees is to create an overall compensation package that provides fair and competitive cash compensation and aligns performance-based incentives with the interests of our shareholders. This compensation philosophy is particularly true for our Chief Executive Officer, Chief Financial Officer and our other three most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2009, as we rely on their leadership, management skills, and experience for Tier’s continued growth and development. We refer to these executive officers as our “named executive officers”.
Compensation Objectives
Our Compensation Committee establishes and reviews our overall executive compensation philosophy and objectives and oversees our executive compensation programs. The primary goals of our compensation program are to:
•	attract, retain, and motivate talented employees;

•	support business strategies that promote sustained growth and development;

•	reward the achievement of business results through the delivery of competitive pay and performance-based incentive programs; and

•	link executives’ goals with the interests of shareholders by tying a portion of compensation to our stock.
We design our compensation strategy and packages for our executive officers to further these goals.

Performance
Our goal is to encourage and sustain high-quality performance by our executives. To achieve this goal, we compensate our executives for their individual skills, talents, leadership qualities, and responsibilities, primarily through base salary. To encourage our executives to meet and exceed current performance levels, enhance their skill levels, and maximize their contributions to our Company, we also provide performance-based cash incentive compensation, framed around consolidated Company and business unit targets for the executive’s area of responsibility. The combination of guaranteed cash compensation in the form of base salary and the potential for additional performance-based compensation through our incentive compensation programs allow us to reward our executives for the value they add to our Company.
Alignment
To align the interests of our executives with those of our Company and our shareholders, we provide performance-based cash incentive and long-term incentive compensation. Cash incentive compensation is based in part on Tier’s achieving specific goals or targets for the fiscal year. By linking individual incentive compensation to Tier’s goals, we align the interests of our executives with those of our shareholders. In addition, we provide long-term incentives to our executives through stock options, restricted stock units (RSUs) and performance stock units (PSUs). This further aligns the interests of our executives with our shareholders as contributors to Tier’s growth and value based upon stock performance. Through our long-term incentive program, executives only receive a benefit through a sustained increase in our stock price.
Retention
We operate in a competitive work environment in which executives are presented with many opportunities outside of Tier. It is important to retain and grow our current leadership to provide stability within our organization and allow for sustained focus and effort to grow and develop the Company for continued success. We believe that a combination of market-based competitive salaries and cash bonuses combined with performance-based short- and long-term incentives awarded to our executives through cash incentives and stock options and other equity-based awards promotes long-term tenure within our organization and sustainable shareholder value.
Implementing Our Objectives
Determining Compensation
The Compensation Committee relies heavily on its professional judgment and prior experience and on recommendations by our Chief Executive Officer when making compensation decisions. The Compensation Committee does not have a formulaic approach to determining executive compensation. The Compensation Committee uses broad compensation bands (i.e., salary bands that have a minimum, mid-point, and maximum salary level by function and career level), which are reviewed and updated regularly, as a tool for determining competitive compensation. In determining the appropriate compensation level and structure, the Compensation Committee focuses on Tier’s goals, as well as each executive’s roles and responsibilities; level and type of skills, training, experience and leadership qualities; current compensation; and contributions to the achievement of Tier’s goals. To establish fair and equitable compensation packages for our executives, the Compensation Committee also considers current market employment conditions and trends.
Role of the Compensation Committee and Chief Executive Officer
The Compensation Committee’s primary responsibility is to discharge the Board’s responsibilities relating to compensation of our executives. It carries out these responsibilities by:
•         reviewing and approving the compensation for our Chief Executive Officer and other executive officers;
•         reviewing executive bonus plan allocations;
•         overseeing and advising the Board on the adoption of policies that govern our compensation programs; and

•	approving grants of stock options and other stock awards to our executive officers.
Our Chief Executive Officer assists the Compensation Committee by recommending and reviewing compensation packages for all other executive officers. The Chief Executive Officer discusses Company and individual performance objectives and results with the Compensation Committee in connection with establishing cash incentive and long-term incentive compensation metrics and determining amounts to be awarded. The Chief Executive Officer also provides input and makes recommendations concerning the terms of his own compensation package.
The other named executive officers do not determine their own compensation or the compensation of other executives, although they may discuss with the Chief Executive Officer the performance objectives and results that are utilized in establishing performance metrics used in cash incentive compensation calculations and determining amounts to be awarded.
Use of Compensation Consultants and Peer Groups
To align our executives’ compensation with the market, our Compensation Committee typically uses outside consulting services when hiring a new executive, entering into an employment agreement with a key executive, and reviewing and determining compensation levels and practices from time to time in accordance with market best practices. These consultants, which are engaged directly by the Compensation Committee, provide market data from comparable companies. The Compensation Committee uses this data to determine whether the compensation packages for our executives are reasonable and competitive with those of similar companies in the marketplace, which we refer to as peer groups. We typically conduct peer group studies when we are filling a new or vacant position within the Company or when the Compensation Committee requests such a study in order to determine whether our executive compensation levels are appropriately aligned with the peer group. We did not conduct a peer group study for fiscal year 2009.
In prior fiscal years, the Compensation Committee has used peer group studies from John F. Reda & Associates to provide market-based compensation information for the positions of Chief Executive Officer; Chief Financial Officer; Chief Operating Officer; Senior Vice President, Strategic Marketing; Senior Vice President Sales and Marketing; Senior Vice President EPP Operations; Chief Technical Officer; General Counsel; Controller; and Vice President Human Resources. Studies of peer group companies included a review of base salary, cash incentive compensation, and long-term equity incentive compensation.
During the peer group review for fiscal year 2008, the Compensation Committee used the following peer group for determining our executive level compensation packages:

ACI Worldwide Inc.	Intersections Inc.	S1 Corp
ASTA Funding Inc.	Inx Inc.	Techteam Global Inc.
Bottomline Technologies Inc.	NIC Inc.	TNS Inc.
CSG Systems International Inc.	Online Resources Inc.	TRX Inc.
CyberSource Corp.	Quality Systems Inc.	Tyler Technologies Inc.
	Radiant Systems Inc.	Wright Express Corp
Companies in this peer group were selected because they operated in an industry similar to Tier and were generally comparable to Tier in terms of annual sales, net income, market capitalization and number of employees.
We do not target specific medians, quartiles or measurements from the peer group to determine compensation packages for our executives; instead, we make a qualitative assessment of the competitiveness of our packages based on the totality of the available peer group information.
In fiscal year 2009, we also used John F. Reda & Associates to advise us on the adoption of our Executive Performance Stock Unit Plan, or the PSU Plan, which is further discussed below under Long-term Incentives, and on grants of RSUs to Mr. Rossetti. Reda & Associates was asked to prepare a summary of the accounting and expense impact of the PSU Plan and to make recommendations concerning the number of PSUs to be granted pursuant to the PSU Plan and the number of RSUs to be granted to Mr. Rossetti.

Elements Used to Achieve Compensation Objectives
Our compensation packages are composed of five main elements: base salary; cash incentive compensation; long-term incentives; perquisites and benefits; and change of control provisions. We do not have a specific method of allocating these elements when determining overall compensation.
Base Salary
The purpose of the base salary is to attract and retain talented employees, as well as compensate individuals for services rendered. Base salary is a material component of an executive’s compensation package.
Base salary is intended to reflect each executive’s role and responsibility within the Company, as well as the skills, experience, and leadership qualities the individual brings to the respective position. The Compensation Committee does not assign relative weights or rankings to the factors used to determine base salary; rather, a qualitative determination is made based upon all the factors under consideration.
We typically conduct salary reviews for all employees, including our named executive officers, in November of each fiscal year. At that time, the Compensation Committee considers base salaries of our executive officers and determines whether to approve base salary increases. Any base salary increases that are approved in November typically become effective in December. Base salary increases for our named executive officers are determined by evaluating base salary currently in place; the performance and achievements of the individual for the review period; individual-specific and overall contributions to Tier; and the current hiring market for executive talent. The Compensation Committee also considers the performance of the applicable executive’s strategic business area, if applicable, and cost of living adjustments.
The following table sets forth the base salaries of our named executive officers for fiscal years 2008 and 2009:

	Base salary rate by fiscal year			% change
	2008	2009		2008 to 2009

Ronald L. Rossetti Chief Executive Officer and Chairman of the Board	$(1)	$400,000		(1)
Nina K. Vellayan (2) Executive Vice President, Chief Operating Officer	—	275,000		N/A
Ronald W. Johnston Senior Vice President, Chief Financial Officer	275,000	272,000	(3)	-1%
Keith S. Kendrick Senior Vice President, Strategic Marketing	265,000	265,000		0%
Keith S. Omsberg Vice President, General Counsel and Corporate Secretary	190,000	190,000		0%

(1)	Pursuant to Mr. Rossetti’s employment agreement signed April 30, 2008, Mr. Rossetti’s base salary was reduced from $600,000 to $400,000 per annum, a reduction of 33%, effective May 1, 2008.

(2)	Ms. Vellayan joined Tier in October 2008.

(3)	Mr. Johnston voluntarily reduced his base salary from $275,000 to $272,000 for fiscal year 2009, effective January 2009.

Cash Incentive Compensation
Our cash incentive compensation plans are designed to:
•	align the management team’s financial interests with those of our shareholders;

•	support a performance-oriented environment that rewards business unit and Tier’s overall results;

•	attract, motivate, and retain key management critical to Tier’s long-term success; and

•	align compensation with Tier’s business strategy, values, and management initiatives.
A combination of base salary, cash incentive compensation, and long-term incentives are used to attract, motivate, and retain our executive officers and other key contributors. Cash incentives are used in particular to reward performance against defined financial metrics established as part of Tier’s annual budgeting and strategic planning process, such that our executive officers and other key contributors are recognized for the achievement of specific and measurable Company and/or business unit performance metrics on an annualized basis.
Our cash incentive compensation plans are linked to Tier’s financial performance goals established annually within our business plan, which is reviewed and approved by our Board. This link allows a component of our executive compensation to be an at-risk payment for achieving threshold, target, and maximum Company and business unit performance targets. Throughout the year, the Compensation Committee reviews the cash incentive plans for executives for reasonableness and potential for meeting Company or business unit defined performance metrics. If performance targets for the fiscal year are not met, the Compensation Committee may still elect to pay bonus incentive compensation on a discretionary basis. The Compensation Committee may also cancel or amend a cash incentive plan based on the outcome of its periodic reviews.
For fiscal year 2010, Tier plans to use individual performance goals in addition to Company performance goals in determining cash incentive compensation for our executives.
For fiscal year 2009, we had one formal cash incentive compensation plan, our management incentive plan, or MIP. We use the term Executive Incentive Plan, or EIP, to refer to the portion of the MIP that applied to our named executive officers in fiscal year 2009. The EIP is discussed in more detail below.
In addition to our formal incentive plans, we may, at the discretion of the Chief Executive Officer or at the discretion of the Compensation Committee, award a cash payment to our executive officers, in recognition of achievements outside of performance metrics established under formal cash incentive plans or award cash incentives under other agreements we enter into with an executive.
Sign-on and Retention Incentives
Consistent with the employment agreement effective October 1, 2008, Ms. Vellayan, our Chief Operating Officer, received a sign-on bonus of $75,000. This bonus was paid in October 2008. Ms. Vellayan would have been obligated to repay this bonus on a pro-rata basis had she completed fewer than twelve consecutive months of service with Tier due to her termination for cause by Tier or her voluntary resignation. The Compensation Committee believes this bonus to Ms. Vellayan incentivized Ms. Vellayan to accept employment with Tier and helped provide stability to the critical position of Chief Operating Officer.
Consistent with the employment agreement entered into June 30, 2008, Mr. Kendrick, our Senior Vice President, Strategic Marketing, received a guaranteed bonus of 50% of his base salary, or a bonus of $132,500, following the one year anniversary of his employment. This bonus was paid in August 2009. The Compensation Committee believes this bonus to Mr. Kendrick incentivized Mr. Kendrick to accept employment with Tier and helped provide stability to the critical position of Senior Vice President, Strategic Marketing.

Executive Incentive Plan
In the first quarter of fiscal year 2009, our Board approved performance targets under the EIP. All of our named executive officers participate in the EIP. The EIP was designed to reward eligible employees for the achievement of performance targets by our Continuing Operations business segment on a fiscal year basis. Our Continuing Operations business segment consists of our electronic payments solutions operations and our wind-down operations, which consist of certain operations we intend to wind down over the next three years. The Continuing Operations targets, including threshold, target, and stretch performance targets with associated levels of payout, were approved by the Compensation Committee based upon Tier’s strategic plan and budget process and the formulation of specific Continuing Operations performance targets.
The following tables illustrate the performance metric and related potential threshold, target, and maximum payouts for fiscal 2009 under the EIP for Messrs. Rossetti, Johnston, Kendrick, and Omsberg and Ms. Vellayan. For each officer, the performance metric was net income from continuing operations before interest, tax, depreciation and amortization and stock based equity compensation (EBITDA) as outlined below.
Estimated Payout Levels (1)

	Threshold:	Target:	Maximum:
Name	EBITDA of $0.75 million	EBITDA of $1.0 million	EBITDA of $1.25 million

Ronald L. Rossetti	$300,000	$400,000	$500,000
Nina K. Vellayan	137,500	206,250	275,000
Ronald W. Johnston	137,500	165,000	206,250
Keith S. Kendrick	132,500	159,000	198,750
Keith S. Omsberg	19,000	28,500	38,000

(1)	The following table provides detail on the basis of the estimated payout levels:
Percentage of base salary

Name	Threshold	Target	Maximum

Ronald L. Rossetti	75%	100%	125%
Nina K. Vellayan	50%	75%	100%
Ronald W. Johnston (a)	50%	60%	75%
Keith S. Kendrick	50%	60%	75%
Keith S. Omsberg	10%	15%	20%

(a)	Mr. Johnston’s estimated payout amounts were calculated on a base salary of $275,000, which represented his base salary per his employment agreement.
During fiscal year 2009, Tier exceeded the maximum EBITDA goal of $1.25 million. However, the Compensation Committee, on management’s recommendation, determined that EIP payouts for fiscal year 2009 would be determined as if the target EBITDA, rather than the maximum EBITDA, had been achieved, in order to make additional funds available for bonuses payable to individuals other than our executive officers. The following table provides a summary of the actual cash incentive and/or bonus payments made to our named executive officers for fiscal year 2009:

	2009 Payout
Named executive officer	EIP	Bonus

Ronald L. Rossetti	$400,000	$—
Nina K. Vellayan	206,250	75,000
Ronald W. Johnston	165,000	—
Keith S. Kendrick (1)	59,625	132,500
Keith S. Omsberg	28,500	—

Total incentive payout	$859,375	$207,500

(1)	In accordance with the terms of his employment agreement, Mr. Kendrick’s EIP award was reduced by $99,375, the amount of his guaranteed bonus that was attributed to fiscal year 2009, from his target level of $159,000.

Long-term Incentives
To further align our executives’ financial interests with those of our shareholders, we provide long-term incentives through our Amended and Restated 2004 Stock Incentive Plan, or the 2004 Plan and the PSU Plan. These incentives are designed to motivate employees through equity ownership or compensation tied to stock appreciation and provide a pay-at-risk element to our compensation package. Under the 2004 Plan, the Compensation Committee has the authority to issue stock options, stock appreciation rights, restricted stock, or other stock-based awards to all employees, officers, directors, consultants, and advisors at its discretion. We issue stock options and RSUs under the 2004 Plan as a method for providing long-term equity incentives to our executives. Since the options are granted with an exercise price equal to the closing price of our common stock on the day preceding the grant date and RSUs are earned based upon share value performance over a defined measurement period, executives receive a benefit only if the stock price appreciates over the term of the option or RSU. We believe these long-term incentives motivate all eligible employees to meet and/or exceed performance goals and contribute to the overall growth and value of Tier. We have granted RSUs to Mr. Rossetti pursuant to his Enterprise Value Award Plan, or EVA Plan.
The Compensation Committee meets at least four times per year. At these meetings the Compensation Committee reviews, among other things, new hire status, promotions, and achievements of current executives, in determining whether to make stock option or RSU grants. Options and RSUs are considered granted on the date the Compensation Committee approves the granting of the options and/or the RSUs. RSUs, while awarded at the time of grant by the Compensation Committee, are earned upon the achievement of defined and sustained share value performance targets. The Compensation Committee awards options and RSUs at its discretion and in accordance with 2004 Plan requirements as to the number of awards that may be awarded to executives throughout a fiscal year, taking into account an executive’s performance, level of responsibility and future contributions to Tier. Under the terms of the 2004 Plan, the maximum number of shares with respect to which awards may be granted to any individual is 300,000 shares per fiscal year. The maximum number of RSUs that may be awarded under the terms of the 2004 Plan is 500,000 units. We reached this maximum number of RSUs during fiscal year 2008. As such, all future RSU awards will be made outside of the 2004 Plan and settled in cash. Subject to provisions relating to vesting acceleration that apply under certain circumstances, options typically vest over five years, with 20% of the underlying shares vesting on each of the first five anniversaries of the grant date, and have a maximum ten year term, and RSUs typically vest three years after they are earned. Options and RSUs that are unvested upon an executive’s termination are generally forfeited, unless otherwise provided in an option agreement or employment agreement. We believe this encourages executive performance, tenure and the promotion of sustained growth with Tier. However, our named executive officers may be entitled to accelerated vesting of their options and RSUs under certain circumstances, including a change of control. See Potential Payments Upon Termination or Change in Control on page 36 for additional information.
Executive Performance Stock Unit Plan
In an effort to further align our executives’ financial interests with those of our shareholders and promote stability in key executive positions, the Compensation Committee adopted the PSU Plan on December 4, 2008, or the effective date. Under the PSU Plan, a maximum of 800,000 units may be issued for awards to eligible executives. The units will be awarded only upon the achievement and maintenance for a period of 60 days of specific share performance targets, or Share Price Performance Targets, that, for the initial participants in the PSU Plan, are $8.00, $9.50, $11.00, and $13.00 per share. For participants hired after the effective date, the Committee will establish Share Price Performance Targets based on 25%, 50%, 75%, and 100% increases in the share price. The PSUs will be awarded in four equal tranches at those Share Price Performance Targets.
Any PSUs awarded will vest on December 4, 2011, the third anniversary of the effective date, unless they vest earlier upon a change of control event as described below.
We intend to pay PSUs in cash in the pay period in which the grant becomes fully vested. However, if we have shares available for such issuance under, if required, a shareholder approved plan, we may instead issue shares of our common stock in an amount equivalent to the value of the PSUs. An executive will be entitled to receive a payment equal to (x) the price of a share of our common stock as of the close of market on the date of vesting, but not more than $15.00, multiplied by (y) the number of PSUs that have been awarded to the executive.
Under the PSU Plan’s change of control provision, if we experience a change of control event, the units that have been awarded or would be awarded based upon the per share value realized by our stockholders in the change of control event will be immediately awarded, and the payment due to the executive will be based on such per share value realized by our stockholders in the change of control event, not to exceed $15.00 per share. If the executive continues to be employed by the surviving entity following the change of control event, the award will vest and be paid at the earlier of two years after the change of control event or three years after the effective date of the PSU Plan. Payment of the award may be accelerated following a change of control event for a termination without cause, death or disability, or resignation for good reason that occurs within 24 months of the change of control event. The PSU Plan defines a change of control event as:
•	any person, entity, or affiliated group becoming the beneficial owner or owners of more than 50% of the outstanding equity securities of Tier, or otherwise becoming entitled to vote shares representing more than 50% of the undiluted total voting power of our then-outstanding securities eligible to vote to elect members of the Board;

•	a consolidation or merger (in one transaction or a series of related transactions) of Tier pursuant to which the holders of our equity securities immediately prior to such transaction or series of transactions would not be the holders immediately after such transaction or series of related transactions of more than 50% of the securities eligible to vote to elect members of the Board of the entity surviving such transaction or series of related transactions; or

•	the sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Tier.
The following table provides information on long-term incentives issued to our named executive officers during fiscal 2009:

	Restricted	Performance	Stock
Named executive officer	stock units (1)	stock units (2)	options (3)

Ronald L. Rossetti	150,000	—	—
Nina K. Vellayan	—	180,000	200,000
Ronald W. Johnston	—	150,000	75,000
Keith S. Kendrick	—	100,000	50,000
Keith S. Omsberg	—	50,000	15,000

(1)	Granted to Mr. Rossetti under his EVA Plan. These RSUs will be earned upon Tier’s achievement and maintenance for a period of 60 days of a Share Price Performance Target of $8.00 per share. Unless vesting is accelerated under the circumstances discussed under “Potential Payments Upon Termination or Change in Control”, any RSUs that are earned due to the achievement and maintenance of Share Price Performance Targets will vest on April 30, 2011. RSUs are payable in shares unless no shares are available under a shareholder approved plan, in which case they are payable in cash.

(2)	Unless vesting is accelerated under the circumstances discussed under “Potential Payments Upon Termination or Change in Control”, any PSUs that are awarded due to the achievement and maintenance of Share Price Performance Targets will vest on December 4, 2011. PSUs are payable in cash unless shares are available under a shareholder approved plan, in which case they may be payable in the form of shares at the option of the Company.

(3)	Unless vesting is accelerated under the circumstances discussed under “Potential Payments Upon Termination or Change in Control”, options vest over five years, with 20% of the underlying shares vesting on each of the first five anniversaries of the grant date.
Equity Ownership Guidelines
Members of Tier’s Board of Directors are required to hold shares of Tier common stock with a value equal to three times the amount of the annual retainer paid to directors, calculated using the annual retainer in effect as of the later of March 31, 2009 and the date the director is elected to the Board. Directors are required to achieve the guideline within three years of joining the Board, or, in the case of directors serving at March 31, 2009, within three years of that date. These guidelines may be waived, at the discretion of Tier’s Corporate Governance and Nominating Committee, if compliance would create severe hardship or prevent a director from complying with a court order. Please see Director Compensation for additional information concerning director retainers.
Tier currently does not have equity ownership guidelines for its executive officers.
Perquisites and Benefits
All of our full-time employees, including our named executive officers, are eligible to participate in our benefits programs. Our benefits programs include: paid time off; medical, dental, and vision insurance; 401(k) safe harbor contribution; group term life insurance; short term disability; long term disability; and a range of voluntary or elective benefits. Other than our 401(k) program, in which all eligible employees may participate, we do not have any retirement, pension, or deferred compensation plans in effect for our named executive officers.
We do not have an established executive benefits program or an executive perquisite program. Typically, we do not provide perquisites to our named executive officers at the senior vice president level.
We provide limited perquisites to our Chief Executive Officer and Senior Vice President, Strategic Marketing, as discussed below. We believe these perquisites benefit us and our shareholders by ensuring that these individuals are able to maintain a regular presence at our headquarters to meet their duties and responsibilities in full.
Chief Executive Officer Perquisites
Pursuant to his April 30, 2008 employment agreement, we provide Mr. Rossetti with a fully-furnished corporate apartment located near our corporate headquarters in Reston, Virginia. We also provide Mr. Rossetti with local transportation for travel while he is located in Reston, Virginia. In addition, we reimburse Mr. Rossetti for travel to and from his current residence to our corporate headquarters. Travel reimbursement includes airfare, ground transportation, parking, and meals. Mr. Rossetti is also provided home office equipment and a cellular phone to assist him in executing his responsibilities while he is absent from our headquarters.
In addition, if Mr. Rossetti recognizes income for income tax purposes as a result of our payment of certain expenses, we are obligated to make a tax gross-up payment to Mr. Rossetti based upon the additional tax liability.
Tier’s Compensation Committee has expressed the intent not to include a tax gross-up provision in any new employment contract.
Senior Vice President, Strategic Marketing Perquisites
Pursuant to his June 30, 2008 employment agreement, we provide Mr. Kendrick with a fully-furnished corporate apartment located near our corporate headquarters in Reston, Virginia. We also provide Mr. Kendrick with local transportation for travel while he is located in Reston, Virginia. In addition, we reimburse Mr. Kendrick for travel to and from his current residence to our corporate headquarters. Travel reimbursement includes airfare, ground transportation, parking, and meals. Mr. Kendrick is provided home office equipment and a cellular phone to assist him in executing his responsibilities while he is absent from our headquarters.
In addition, if Mr. Kendrick recognizes income for income tax purposes as a result of our payment of certain expenses, we are obligated to make a tax gross-up payment to Mr. Kendrick based upon the additional tax liability.
Tier’s Compensation Committee has expressed the intent not to include a tax gross-up provision in any new employment contract.
Change of Control
Our named executive officers have change of control arrangements through their employment agreements. We provide change of control arrangements to our executives to promote stability and continuity at a time when the departure of executive officers would be detrimental to our growth and development and shareholder value.

Executives are entitled to change of control payments upon termination within one year of a change of control event. In addition, under the terms of his employment agreement, Mr. Rossetti is also entitled to full vesting of certain equity awards effective immediately prior to a change of control during the term of his employment agreement, regardless of whether his employment is terminated. Payments are generally due to the executive within thirty days of his or her termination (or such later date as is required for compliance with tax laws governing deferred compensation). For a change of control provision to be triggered (other than, in the case of Mr. Rossetti, the vesting acceleration discussed above), the change of control event, as defined below, must occur and the executive’s employment must terminate.
A change of control is defined in our employment agreements, other than Mr. Rossetti’s, as:
•	any person, entity or affiliated group becoming the beneficial owner or owners of more than 50% of the outstanding equity securities of Tier, or otherwise becoming entitled to vote shares representing more than 50% of the undiluted total voting power of our then-outstanding securities eligible to vote to elect members of the Board;

•	a consolidation or merger (in one transaction or a series of related transactions) of Tier pursuant to which the holders of our equity securities immediately prior to such transaction or series of transactions would not be the holders immediately after such transaction or series of related transactions of more than 50% of the securities eligible to vote to elect members of the Board of the entity surviving such transaction or series of related transactions;

•	the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Tier;

•	the dissolution or liquidation of Tier; or

•	the date on which we (i) consummate a “going private” transaction pursuant to Section 13 and Rule 13e-3 of the Exchange Act, or (ii) no longer have a class of equity securities registered under the Exchange Act .
Under Mr. Rossetti’s employment agreement, each of the following would constitute a “change of control”:
•	any person, entity or affiliated group becoming the beneficial owner or owners of more than 35% of the outstanding equity securities of Tier, or otherwise becoming entitled to vote shares representing more than 35% of the undiluted total voting power of our then-outstanding securities eligible to vote to elect members of the Board;

•	a consolidation or merger (in one transaction or a series of related transactions) of Tier pursuant to which the holders of our equity securities immediately prior to such transaction or series of related transactions would not be the holders immediately after such transaction or series of related transactions of at least 65% of the securities eligible to elect members of the board of directors of the entity surviving such transaction or series of related transactions; or

•	the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Tier.
For potential payments upon a change of control arrangements for our named executive officers, see Potential Payments Upon Termination or Change in Control on page 36.
Tax and Accounting Implications
Deductibility of Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows federal tax deductions for compensation in excess of $1.0 million paid, generally, to the Chief Executive Officer and the next three highly paid officers, other than the Chief Financial Officer. Compensation that is “performance-based” within the meaning of the Code does not count toward the $1.0 million limit. We believe it is in our best interest, to the extent practicable, to have executive compensation be fully deductible under the Code. However, the Compensation Committee has full discretion to provide compensation that potentially may not be fully deductible.
Accounting for Share-Based Compensation
We value share-based compensation based on the grant date fair value using the Black-Scholes model for options and the Monte Carlo simulation option pricing model for RSUs and PSUs. We recognize compensation expense over the vesting period of the option, RSU or PSU grants, which ranges from three to five years. Additional information about the valuation of our options and RSUs can be found in Note 14—Share-Based Payment of our Annual Report on Form 10-K for fiscal year ended September 30, 2009.
EXECUTIVE COMPENSATION
This section provides certain tabular and narrative information regarding the compensation of our named executive officers. Johnston, Kendrick and Omsberg became executive officers during the fiscal year ended September 30, 2008 and Ms. Vellayan became an executive officer during fiscal year 2009; therefore, only fiscal year 2008 and 2009 information is reported for Messrs. Johnston, Kendrick and Omsberg, and only fiscal year 2009 information is reported for Ms. Vellayan. For additional information regarding compensation of the named executive officers, see Compensation Discussion and Analysis beginning on page 20.
Summary Compensation Table
The following table sets forth information regarding compensation of our named executive officers during the fiscal years ended September 30, 2009, 2008 and 2007. References to “years” in the tables in this section are to our fiscal years ended September 30, 2009, September 30, 2008 and September 30, 2007.

						Non-equity
						incentive plan	All other
Name and principal		Salary	Bonus	Stock awards	Option awards	compensation	compensation	Total
position	Year	($)	($) (1)	($) (2)	($) (2)	($) (3)	($) (4)	($)

Ronald L. Rossetti	2009	$400,000	$—	$513,497	$—	$400,000	$228,061	$1,541,558
Chief Executive Officer,	2008	589,231	390,513	264,583	—	—	278,363	1,522,690
Chairman of the Board	2007	600,000	600,000	—	119,375	—	230,710	1,550,085

Nina K. Vellayan	2009	267,596	75,000	219,180	47,215	206,250	8,028	823,269
Executive Vice President, Chief Operating Officer

Ronald W. Johnston (5)	2009	272,692	—	182,650	232,971	165,000	8,180	861,493
Senior Vice President, Chief Financial Officer	2008	172,158	68,750	—	58,326	—	4,943	304,177

Keith S. Kendrick	2009	265,000	132,500	121,767	72,783	59,625	95,405	747,080
Senior Vice President, Strategic Marketing	2008	68,288	—	—	18,018	—	42,953	129,259

Keith S. Omsberg	2009	190,000	—	60,883	47,845	28,500	4,385	331,613
Vice President, General Counsel and Secretary	2008	188,000	92,500	—	50,706	—	5,585	336,791

(1)	Reflects the following bonus payouts for fiscal years 2009, 2008 and 2007:

		Employment
Name	Year	agreement	Discretionary	Total bonus payout

Ronald L. Rossetti	2008	$166,667	$223,846	$390,513
	2007	600,000	—	600,000
Nina K. Vellayan	2009	75,000	—	75,000

		Employment
Name	Year	agreement	Discretionary	Total bonus payout

Ronald W. Johnston	2008	68,750	—	68,750
Keith S. Kendrick	2009	132,500	—	132,500
Keith S. Omsberg	2009	—	—	—
	2008	—	92,500	92,500
See pages 24 through 25 for additional information on bonus payments.

(2)	The amounts included in these columns reflect the dollar amount recognized as an expense for financial statement reporting purposes in fiscal years 2009, 2008 and 2007 for stock awards (consisting of RSUs in the case of Mr. Rossetti and PSUs in the case of the other named executives) and stock option awards, calculated in accordance with U.S. GAAP, excluding any estimate of forfeitures. Accordingly, the columns include amounts relating to awards granted during and prior to the year indicated. The following table summarizes the amounts shown in the “Stock Awards” and “Option Awards” columns and the amount included for each such award for fiscal year 2009. Assumptions used in the calculation of these amounts and the amounts for fiscal year 2009 are included in footnote 14 to the audited consolidated financial statements included in our annual report on Form 10-K for fiscal year 2009, as amended.

	Stock Awards			Option Awards
		Total number of			Total number of
		shares underlying	Amount included in		shares underlying	Amount included in
Name	Date of award	stock awards (#)	fiscal 2009 ($)	Date of award	options awarded (#)	fiscal 2009 ($)

Ronald L. Rossetti	12/4/08	150,000	$102,222	—	—	$—
	4/30/08	550,000	411,275			—

			513,497			—

Nina K. Vellayan	12/4/08	180,000	219,180	12/4/08	200,000	47,215

Ronald W. Johnston	12/4/08	150,000	182,650	12/4/08	75,000	17,706

				7/1/08	200,000	215,265

						232,971

Keith S. Kendrick	12/4/08	100,000	121,767	12/30/08	50,000	11,409

				6/30/08	100,000	61,374

						72,783

Keith S. Omsberg	12/4/08	50,000	60,883	12/4/08	15,000	3,541

				12/10/07	20,000	13,457
				10/1/07	30,000	21,912
				9/13/06	10,000	5,882
				11/1/04	3,000	2,481
				12/1/03	3,000	572

						47,845

(3)	Reflects cash payouts for fiscal year 2009 under the Executive Incentive Plan.

			Total non-equity incentive
Name	Year	Incentive plan	payout

Ronald L. Rossetti	2009	EIP	$400,000
Nina K. Vellayan	2009	EIP	206,250
Ronald W. Johnston	2009	EIP	165,000
Keith S. Kendrick	2009	EIP	59,625
Keith S. Omsberg	2009	EIP	28,500
     See page 25 for additional information on the Executive Incentive Plan.

(4)	Consists of:

•	the aggregate incremental cost to Tier of providing perquisites and other personal benefits;

•	Company matching contributions under 401(k) plans; and

•	tax reimbursement payments relating to income tax liability incurred by the applicable executive as a result of the Company’s payment for the perquisites described below.
     The following table summarizes the amounts shown in the “All Other Compensation” column:

				Tax	Total all other
Name	Year	Perquisites(a)	401(k)	reimbursement	compensation

Ronald L. Rossetti	2009	$116,802	$7,350	$103,909	$228,061
	2008	183,338	6,900	88,125	278,363
	2007	191,435	6,750	32,525	230,710
Nina K. Vellayan	2009	—	8,028	—	8,028
Ronald W. Johnston	2009	—	8,180	—	8,180
	2008	—	4,943	—	4,943
Keith S. Kendrick	2009	87,455	7,950	—	95,405
	2008	35,986	1,835	5,132	42,953
Keith S. Omsberg	2009	—	4,385	—	4,385
	2008	—	5,585	—	5,585

(a)	See Perquisites and Benefits in Compensation Discussion and Analysis beginning on page 28 for a discussion of perquisites provided to executives.
     Perquisites include:
•	expenses for corporate apartments located near our corporate headquarters in Reston, Virginia, including utilities;

•	expenses for local transportation while the executive is located in Reston and air and ground transportation, meals and lodging for travel by the executive to and from his home to our corporate headquarters in Reston; and

•	legal consultation fees relating to negotiation and review of the executive’s employment agreement.
The following table summarizes the amounts shown in the “Perquisites” column:

Name	Year	Corporate apartment*	Travel*		Legal consultation*	Total

Ronald L. Rossetti	2009	$52,459	$64,343		$—	$116,802
	2008	39,096	113,431		30,811	183,338
	2007	41,232	130,375	**	19,828	191,435
Keith S. Kendrick	2009	28,221	59,234		—	87,455
	2008	8,310	19,371		8,305	35,986

*	Amounts reflect aggregate incremental cost to the Company, which is equal to the Company’s out-of-pocket costs for these perquisites.

**	Includes travel by chartered private jet for business meeting which Mr. Rossetti attended. Total cost was $27,295 and is split equally between Mr. Rossetti and a former executive who attended the meeting.

(5)	Mr. Johnston served as interim Chief Financial Officer from April 2008 to June 2008.

Fiscal 2009 Grants of Plan-Based Awards
The following table sets forth information regarding grants of plan-based awards made to the named executive officers during the fiscal year ended September 30, 2009:

													Closing
										All other			market	Grant date
										option		Exercise or	price	fair
										awards:		base price	of common	value of
		Estimated possible payouts under			Estimated future payouts under					number of		of	stock	stock
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (1)					securities		option	on date of	and option
		Threshold	Target	Maximum	Threshold		Target	Maximum		underlying		awards	grant	awards ($)
Name	Grant date	($) (2)	($) (3)	($) (4)	(#)		(#)	(#)		options (#)		($/s h) (5)	($/s h) (5)	(6)

Ronald L. Rossetti		$300,000	$400,000	$500,000	—		—	—		—		$—	$—	$—
	12/4/2008	—	—	—	150,000	(7)	(9)	700,000	(10)	—		—	—	—

Nina K. Vellayan		137,500	206,250	275,000	—		—	—		—		—	—	—
	12/4/2008	—	—	—	45,000	(8)	(9)	180,000	(11)	200,000	(12)	4.25	4.34	850,000

Ronald W. Johnston		137,500	165,000	206,250	—		—	—		—		—	—	—
	12/4/2008	—	—	—	37,500	(8)	(9)	150,000	(11)	75,000	(13)	4.25	4.34	318,750

Keith S. Kendrick		132,500	159,000	198,750	—		—	—		—		—	—	—
	12/4/2008	—	—	—	25,000	(8)	(9)	100,000	(11)	—		—	—	—
	12/30/2008	—	—	—	—		—	—		50,000	(13)	4.73	4.93	236,500

Keith S. Omsberg		19,000	28,500	38,000	—		—	—		—		—	—	—
	12/4/2008	—	—	—	12,500	(8)	(9)	50,000	(11)	15,000	(13)	4.25	4.34	63,750

(1)	For additional information concerning performance metrics and payouts under non-equity and equity incentive plan awards, see pages 24 through 25.

(2)	The threshold amount represents the amounts payable to the executive if we met our corporate performance threshold goal of EBITDA of $750,000 for fiscal 2009 under the Executive Incentive Plan.

(3)	The target amount represents the amounts payable to the executive if we met our corporate performance target goal of EBITDA of $1.0 million for fiscal 2009 under the Executive Incentive Plan.

(4)	The maximum amount represents the amounts payable to the executive if we met our corporate performance stretch goal of EBITDA of $1.25 million for fiscal 2009 under the Executive Incentive Plan. During fiscal year 2009, we exceeded this stretch goal. However, the Compensation Committee, on management’s recommendation, determined that EIP payouts for fiscal year 2009 would be determined as if the target EBITDA, rather than the maximum EBITDA, had been achieved, in order to make additional funds available for bonuses payable to individuals other than our executive officers.

(5)	The exercise price of the options granted to the individuals shown above was the closing price of Tier’s common stock on the day prior to the grant date.

(6)	Represents the full grant date fair value of each equity-based award, computed in accordance with U.S. GAAP.

(7)	The threshold amount represents the number of RSUs that would be issuable to Mr. Rossetti under his EVA Plan if we achieved and maintained a Share Price Performance Target of $8.00 per share, which is the lowest Share Price Performance Target under the EVA Plan, for a period of 60 days, subject to vesting requirements. RSUs that are earned vest on April 30, 2011. Vesting may be accelerated under certain circumstances described in Potential Payments upon Termination or Change of Control. RSUs are payable in shares unless no shares are available under a shareholder approved plan, in which case they are payable in cash.

(8)	The threshold amount represents the number of PSUs that would be issuable to the applicable executive under the PSU Plan if we achieved and maintained a Share Price Performance Target of $8.00 per share, which is the lowest Share Price Performance Target under the PSU Plan, for a period of 60 days, subject to vesting requirements. If the applicable Share Price Performance Targets are met, PSUs vest on December 4, 2011. Vesting may be accelerated under certain circumstances described in Potential Payments upon Termination or Change of Control. PSUs are payable in cash unless shares are available under a shareholder approved plan, in which case they may be payable in the form of shares at the option of Tier.

(9)	As discussed on page 35, each of Mr. Rossetti’s EVA Plan and the PSU Plan has four payout levels, each of which is associated with a Share Price Performance Target. The threshold payout level, which is associated with the lowest Share Price Performance Target, is discussed in notes (7) and (8) above. The maximum payout level, which is associated with the highest Share Price Performance Target, is discussed in notes (10) and (11) below. The middle two payout levels are the target payout levels. If Tier achieves either of the two middle

Share Price Performance Targets, Mr. Rossetti will earn the number of RSUs associated with that Share Price Performance Target, and the other named executive officers will earn the number of PSUs associated with that Share Price Performance Target, in each case subject to the vesting requirements noted in footnotes (7) and (8) above.

(10)	The maximum amount represents the number of RSUs that would be issuable to Mr. Rossetti under his EVA Plan if Tier achieved and maintained a Share Price Performance Target of $15.00 per share, which is the highest Share Price Performance Target under the EVA Plan, for a period of 60 days, subject to the vesting requirements noted in footnote (7) above.

(11)	The maximum amount represents the number of PSUs that would be issuable to the applicable executive under the PSU Plan if Tier achieved and maintained a Share Price Performance Target of $13.00 per share, which is the highest Share Price Performance Target under the PSU Plan, for a period of 60 days, subject to the vesting requirements noted in footnote (8) above.

(12)	Ms. Vellayan was awarded an option to purchase 200,000 shares of Tier stock pursuant to her employment agreement. These options, which were granted under the 2004 Plan, vest as to 20% of the underlying shares on each of the first five anniversaries of the date granted and expire in ten years. Vesting may be accelerated under certain circumstances described in Potential Payments upon Termination or Change of Control.

(13)	These options were granted under the 2004 Plan, vest as to 20% of the underlying shares on each of the first five anniversaries of the date granted and expire in ten years. Vesting may be accelerated under certain circumstances described in Potential Payments upon Termination or Change of Control.
Outstanding Equity Awards at 2009 Fiscal Year-End
The following table sets forth for each named executive officer certain information about stock options and unvested and unearned equity incentive plan awards held at the end of the fiscal year ended September 30, 2009:

	Option Awards					Stock Awards
		Number of				Equity incentive		Equity incentive
	Number of	securities				plan awards:		plan awards:
	securities	underlying				Number of		Market or payout
	underlying	unexercised				unearned		value of unearned
	unexercised	options		Option		shares, units, or		shares, units or
	options	(#)		exercise	Option	other rights that		other rights that
	(#)	Unexercisable		price	expiration	have not vested		have not vested
Name	Exercisable	(a)		($)	date	(#)		($) (d)

Ronald L. Rossetti	25,000	—		$6.94	01/21/11
	10,000	—		19.56	01/22/12
	10,000	—		13.75	01/30/13
	15,000	—		8.62	01/27/14
	5,000	—		9.77	10/07/14
	20,000	—		8.30	06/29/15
	300,000	—		5.50	07/25/16
						150,000	(b)	$1,272,000

	385,000	—				150,000

Nina K. Vellayan	—	200,000	(1)	4.25	12/03/18
						45,000	(c)	381,600

	—	200,000				45,000

Ronald W. Johnston	66,666	133,334	(2)	8.01	06/30/18
	—	75,000	(3)	4.25	12/04/18
						37,500	(c)	318,000

	66,666	208,334				37,500

Keith S. Kendrick	20,000	80,000	(4)	7.80	06/29/18
	—	50,000	(5)	4.73	12/29/18
						25,000	(c)	212,000

	20,000	130,000				25,000

Keith Omsberg	2,500	—		16.04	07/04/12
	3,000	—		7.81	11/30/13
	2,400	600	(6)	8.60	10/31/14
	6,000	4,000	(7)	7.05	09/12/16

	Option Awards					Stock Awards
		Number of				Equity incentive		Equity incentive
	Number of	securities				plan awards:		plan awards:
	securities	underlying				Number of		Market or payout
	underlying	unexercised				unearned		value of unearned
	unexercised	options		Option		shares, units, or		shares, units or
	options	(#)		exercise	Option	other rights that		other rights that
	(#)	Unexercisable		price	expiration	have not vested		have not vested
Name	Exercisable	(a)		($)	date	(#)		($) (d)

	6,000	24,000	(8)	10.20	09/30/17
	4,000	16,000	(9)	9.25	12/09/17
	—	15,000	(10)	4.25	12/03/18
						12,500	(c)	106,000

	23,900	59,600				12,500

(a)	Vesting schedules of the unexercisable option awards are set forth below. Vesting may be accelerated under certain circumstances described in Potential Payments upon Termination or Change of Control.

	Footnote
Name	reference	Vesting date	Number vesting

Nina K. Vellayan	(1)	12/04/09	40,000
		12/04/10	40,000
		12/04/11	40,000
		12/04/12	40,000
		12/04/13	40,000
Ronald W. Johnston	(2)	07/01/10	66,667
		07/01/11	66,667
	(3)	12/04/09	15,000
		12/04/10	15,000
		12/04/11	15,000
		12/04/12	15,000
		12/04/13	15,000
Keith S. Kendrick	(4)	06/29/10	20,000
		06/29/11	20,000
		06/29/12	20,000
		06/29/13	20,000
	(5)	12/30/09	10,000
		12/30/10	10,000
		12/30/11	10,000
		12/30/12	10,000
		12/30/13	10,000
Keith S. Omsberg	(6)	11/01/09	600
	(7)	09/13/10	2,000
		09/13/11	2,000
	(8)	10/01/09	6,000
		10/01/10	6,000
		10/01/11	6,000
		10/01/12	6,000
	(9)	12/10/09	4,000
		12/10/10	4,000
		12/10/11	4,000
		12/10/12	4,000
	(10)	12/04/09	3,000
		12/04/10	3,000
		12/04/11	3,000
		12/04/12	3,000
		12/04/13	3,000

(b)	The table above shows the number of RSUs that would be earned by Mr. Rossetti upon achievement and maintenance of the threshold Share Price Performance Target, or $8.00 per share, for the required 60 day period. Mr. Rossetti has been granted a total of 700,000 RSUs (including the 150,000 RSUs show in the table above) under his EVA Plan. These RSUs are earned when the Share Price Performance Targets shown below are met and maintained for 60 consecutive days, and RSUs that are earned vest on April 30, 2011. Vesting may be accelerated under certain circumstances described in Potential Payments upon Termination or Change of Control.

Share Price Performance Target	Number of RSUs
$8.00	150,000
11.00	180,000
13.00	185,000
15.00	185,000

700,000

(c)	The table above shows the number of PSUs that would be earned by the named executive officers upon achievement and maintenance of the threshold Share Price Performance Target, or $8.00 per share, for the required 60 day period. The named executive officers have been granted the total number of PSUs shown in the table below (which includes the PSUs shown in the table above) under the PSU Plan. These PSUs are earned when the Share Price Performance Targets shown below are met and maintained for 60 consecutive days. PSUs that have been earned vest December 4, 2011. Please see Compensation Discussion and Analysis — Long-term Incentives for additional detail. Vesting may be accelerated under certain circumstances described in Potential Payments upon Termination or Change of Control.

	Number of Units at Share Price Performance Target
					Total units that
	$8.00	$9.50	$11.00	$13.00	could be awarded
Nina K. Vellayan	45,000	45,000	45,000	45,000	180,000
Ronald W. Johnston	37,500	37,500	37,500	37,500	150,000
Keith S. Kendrick	25,000	25,000	25,000	25,000	100,000
Keith S. Omsberg	12,500	12,500	12,500	12,500	50,000

Total					480,000

(d)	Represents the market value of RSUs or PSUs, as applicable, issuable to the applicable executive upon achievement and maintenance of the $8.00 threshold Share Price Performance Target for the required 60 day period, subject to the vesting requirements noted in footnotes (b) and (c) above. The market value was determined by multiplying $8.48 (the closing price of Tier’s stock at September 30, 2009) by the number of RSUs or PSUs, as applicable.
Fiscal 2009 Option Exercises and Stock Vested
The following table sets forth for each named executive officer certain information about stock options that were exercised during the fiscal year ended September 30, 2009:

Option awards
Number of shares
	acquired on exercise	Value realized on
Name	(#)	exercise ($) (1)

Ronald L. Rossetti	20,000	$12,350

Nina K. Vellayan	—	—

Ronald W. Johnston	—	—

Keith S. Kendrick	—	—

Keith S. Omsberg	—	—

(1)	Amount realized on exercise was determined by multiplying $7.43 (the closing price of Tier’s common stock at July 14, 2009, the date of exercise) by the number of shares exercised and subtracting the aggregate exercise price paid for such shares.
Potential Payments Upon Termination or Change of Control
This section provides information regarding payments and benefits to the named executive officers that would be triggered by termination of the officer’s employment (including voluntary termination, involuntary termination, resignation for good reason and termination due to death or disability) or a change of control of Tier. The term “change of control” is defined in the Change of Control section of the Compensation Discussion and Analysis on page 28. Other key terms in our employment agreements with our named executive officers are “cause” and “good reason”. Summaries of these definitions, which are qualified by reference to the full definitions and related provisions in the employment agreements, are as follows:
Cause shall mean a finding by Tier of:
•	a conviction of the named executive officer of, or a plea of guilty or nolo contendere by the named executive officer to, any felony;

•	an intentional violation by the named executive officer of federal or state securities laws;

•	willful misconduct or gross negligence by the named executive officer that has or is reasonably likely to have a material adverse effect on Tier;

•	a failure of the named executive officer to perform his or her reasonably assigned duties for Tier that has or is reasonably likely to have a material adverse effect on Tier;

•	a material violation by the named executive officer of any material provision of our Business Code of Conduct or, in the case of Mr. Rossetti and Mr. Johnston, our Code of Ethics for Chief Executive, Chief Financial and Chief Accounting Officers (or successor policies on similar topics) or any other applicable policies in place;

•	a violation by the named executive officer of any provision of his or her Proprietary and Confidential Information, Developments, Noncompetition and Nonsolicitation Agreement with us; or

•	fraud, embezzlement, theft or dishonesty by the named executive officer against Tier.
Good reason shall mean, without the named executive officer’s prior written consent, the occurrence of any of the following:
•	any reduction in the named executive officer’s base salary, or in the case of Mr. Rossetti, a reduction in his maximum bonus opportunity below 100% of base salary, and in the case of each of Mr. Kendrick and Ms. Vellayan, a reduction in the minimum bonus opportunity below 50% of base salary;

•	in the case of Mr. Rossetti, a material change in the applicable performance goals used to determine his bonus that makes it materially less likely for the goals to be achieved and which change is not reasonable in light of the Company’s business, is designed to make it materially less likely for Mr. Rossetti to obtain the bonus opportunity or is applied solely to Mr. Rossetti (except to the extent relating only to the functions of a Chief Executive Officer);

•	in the case of Mr. Rossetti, any reduction in his title, position or reporting status, unless he is provided with a comparable title, position or reporting status, or any material diminution of his duties, responsibilities, powers or authorities;

•	in the case of Mr. Kendrick and Ms. Vellayan, any material reduction in position and reporting status (defined as reporting directly to the Chief Executive Officer of Tier or an equivalent position), or any material diminution in the nature and scope of duties, responsibilities, powers or authorities consistent with those immediately following commencement of employment by Mr. Kendrick or Ms. Vellayan, as applicable, with Tier, or the assignment of duties and responsibilities materially inconsistent with Mr. Kendrick’s position of Senior Vice President, Strategic Marketing or Ms. Vellayan’s position as Executive Vice President, Chief Operating Officer;

•	in the case of Mr. Johnston and Mr. Omsberg, any material diminution of the named executive officer’s duties, responsibilities, powers, or authorities;

•	in the case of Mr. Kendrick, any requirement imposed upon Mr. Kendrick to relocate his principal residence to any other location than Reston, Virginia or Atlanta, Georgia or a similar metropolitan area;

•	in the case of Mr. Omsberg, any relocation of his principal place of employment by more than 50 miles or a requirement that Mr. Omsberg relocate his principal place of residence by more than 50 miles; or

•	a material breach by Tier of any material provision of the employment agreement.
Under our corporate policy, all employees, including our named executive officers, are entitled to payments for base salary and payout of any accrued personal time off, or PTO, accrued through the termination date, but not yet paid.
Potential Payments Due under our Employment Agreement with our Chief Executive Officer
On April 30, 2008, we entered into an employment agreement with our Chief Executive Officer, Ronald L. Rossetti, which provides that Mr. Rossetti will continue to serve as Tier’s Chief Executive Officer for a three year term ending on April 30, 2011. Pursuant to the terms of this agreement, Mr. Rossetti is entitled to certain compensation and benefits upon termination of his employment and/or a change of control of Tier, payable in a lump sum (with the exception of health benefits, which would be reimbursed monthly) within 30 days of the applicable event (or such later date as is required for compliance with tax laws governing deferred compensation) and provided, in the case of a termination other than for death, disability, or cause or a voluntary termination by Mr. Rossetti, that Mr. Rossetti signs a separation agreement and release. The following table describes the maximum potential payments that would have been due to Mr. Rossetti as of September 30, 2009, upon designated situations outlined in his employment agreement.

				Voluntary
		Involuntary for	Involuntary	termination
Benefits and payments	Voluntary	cause	not for cause	with good		Change of
upon termination	termination(1)	termination(1)	termination(2)	reason(2)	Death (3)	control(4)

Salary	$12,308	$12,308	$412,308	$412,308	$412,308	$812,308
Bonus	400,000	400,000	1,161,881	1,161,881	780,940	1,161,881
Restricted stock units(5)	—	—	—	—	—	—
Health benefits	—	—	12,000	12,000	—	12,000
Tax gross-up	—	—	—	—	—	1,038,234
Perquisites	—	—	—	—	—	—
Accrued PTO (6)	(10,025)	(10,025)	(10,025)	(10,025)	(10,025)	(10,025)

Total company obligation	402,283	402,283	1,576,164	1,576,164	1,183,223	3,014,398

Stock options (7)	936,150	936,150	936,150	936,150	936,150	936,150

Total benefit to employee	$1,338,433	$1,338,433	$2,512,314	$2,512,314	$2,119,373	$3,950,548

(1)	Amounts reflect maximum salary earned but not paid prior to date of termination, accrued prior year bonus not paid prior to date of termination and personal time off accrued through September 30, 2009.

(2)	Amounts reflect maximum salary earned and prior year bonus accrued but not paid prior to date of termination, one year’s base salary, bonus equal to the average annual bonus paid to Mr. Rossetti (or for the most recent year, accrued for Mr. Rossetti) for the previous three years, or the Average Historic Bonus, prorated for number of months worked prior to occurrence, bonus equal to the Average Historic Bonus, immediate vesting of all stock options, restricted stock grants and restricted stock units already issued under the EVA Plan (and an extension of the measurement period under the EVA Plan to nine months after the date of termination, with full vesting of awards that become earned because of performance during that nine month period), twelve months’ continuation of health benefits and personal time off accrued through September 30, 2009. In addition, in this scenario, all stock options will be exercisable for a period of one year after the date of Mr. Rossetti’s termination, other than a stock option for 300,000 shares granted to Mr. Rossetti on July 26, 2006, which will be exercisable until the later of five years after the date of his termination or three months following the date he is no longer serving in a capacity that would enable him to be eligible to receive option grants under the 2004 Plan, but in no event later than July 25, 2016.

(3)	Amounts reflect maximum salary earned and prior year bonus accrued but not paid prior to date of termination, one year’s base salary and bonus equal to the Average Historic Bonus, immediate vesting of all stock options, restricted stock grants and restricted stock units already issued under the EVA plan (and an extension of the measurement period under the EVA Plan to nine months after the date of termination, with full vesting of awards that become earned because of performance during that nine month period) and personal time off accrued through September 30, 2009. In addition, in this scenario, all stock options will be exercisable for a period of one year after the date of Mr. Rossetti’s termination due to death, other than a stock option for 300,000 shares granted to Mr. Rossetti on July 26, 2006, which will be exercisable until the date that is five years after the date of his death, but in no event later than July 25, 2016. Amounts payable in the event of a termination due to disability are the same as the foregoing, except that Mr. Rossetti would not be entitled to one year’s base salary and bonus equal to the Average Historic Bonus in the event of a termination for disability.

(4)	The amounts payable to Mr. Rossetti upon a change of control vary depending on the relevant facts. The amounts shown in this column assume that Mr. Rossetti remains employed by Tier for the shorter of (i) 180 days after a change in control (the “CIC Transition Period”) and (ii) the period required by the Board in connection with the change of control, and assists in the transition during such period of employment. In this scenario, Mr. Rossetti is entitled to a payment of two times (a) his base salary in effect on the date of his termination plus (b) a bonus equal to the Average Historic Bonus, immediate vesting of all stock options, restricted stock grants and restricted stock units already issued under the EVA Plan (and an extension of the measurement period under the EVA Plan to nine months after the date of termination, with full vesting of awards that become earned because of performance during that nine month period), gross-ups on payments that are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, twelve months’ continuation of health benefits and personal time off accrued through September 30, 2009. In another potential scenario, if Tier terminates Mr. Rossetti’s employment without cause during the CIC Transition Period (or within the 60 days preceding a change of control) or he resigns because Tier does not treat him during that period as a senior executive or senior adviser, he will receive the benefits described in the previous sentence, and will also receive the benefits he would have been entitled to had he been terminated without cause by Tier in the absence of a change of control, other than one year’s base salary and a bonus equal to the Average Historic Bonus. In a third scenario, if Mr. Rossetti is terminated or resigns for good reason after the CIC Transition Period (or a shorter period under certain circumstances), such termination would be governed by the applicable provisions of Mr. Rossetti’s employment agreement, depending on the circumstances of the cessation, provided that he would not be entitled to any further cash severance in the form of one year’s base salary or a bonus equal to the Average Historic Bonus. Mr. Rossetti is entitled to immediate vesting of his equity awards and a nine-month extension of the EVA Plan measurement period if he is employed by Tier immediately prior to a change of control, regardless of whether or when his employment is subsequently terminated.

(5)	As of September 30, 2009, the stock price performance targets that trigger the award of RSUs had not been met; therefore, no units were considered awarded or vested for purposes of the table above.

(6)	As of September 30, 2009, Mr. Rossetti’s PTO days taken were in excess of his accrued amount.

(7)	The amount represents the value of vested options as of September 30, 2009 at a closing price of $8.48 less the cost to the employee to exercise the options at their exercise price.
Potential Payments Due under our Employment Agreement with our Chief Operating Officer
Effective October 1, 2008, we entered into an employment agreement with our Chief Operating Officer, Nina K. Vellayan. Pursuant to the terms of this agreement, Ms. Vellayan is entitled to certain compensation and benefits, payable in a lump sum (with the exception of health benefits, which would be reimbursed monthly) within 30 days of the applicable event (or such later date as is required for compliance with tax laws governing deferred compensation) and provided, in the case of a termination other than for death, disability, or cause or a voluntary termination by Ms. Vellayan, that Ms. Vellayan signs a separation agreement and release. The following table describes the maximum potential payments that would have been due to Ms. Vellayan as of September 30, 2009, upon designated situations outlined in her employment agreement.

				Voluntary
		Involuntary for	Involuntary not for	Termination
Benefits and payments	Voluntary	cause	Cause	with good	Death or	Change of
upon termination	termination(1)	termination(1)	termination(2)	reason (2)	disability(2)	control(3)

Salary	$8,462	$8,462	$283,462	$283,462	$283,462	$558,462
Bonus	206,250	206,250	206,250	206,250	206,250	431,250
Performance stock units (4)	—	—	—	—	—	—
Health benefits	—	—	12,000	12,000	12,000	18,000
Perquisites	—	—	—	—	—	—
Accrued PTO	12,594	12,594	12,594	12,594	12,594	12,594

Total company obligation	227,306	227,306	514,306	514,306	514,306	1,020,306
Stock options (5)	—	—	—	—	—	—

Total benefit to employee	$227,306	$227,306	$514,306	$514,306	$514,306	$1,020,306

(1)	Amounts reflect maximum salary earned but not paid prior to date of termination, accrued prior year bonus not paid prior to date of termination and personal time off accrued through September 30, 2009.

(2)	Amounts reflect maximum salary earned but not paid prior to date of termination, accrued prior year bonus not paid prior to date of termination, one year’s base salary, twelve months’ continuation of health benefits and personal time off accrued through September 30, 2009.

(3)	Amounts shown are payable in the event of a termination of Ms. Vellayan’s employment by Tier without cause, or a resignation by Ms. Vellayan for good reason, within one year after a change of control, and reflect maximum salary earned but not paid prior to date of termination, accrued prior year bonus not paid prior to date of termination, two times (a) base salary and (b) bonus equal to the average annual bonus paid to Ms. Vellayan (or for the most recent year, accrued for Ms. Vellayan) for the previous three years (or such shorter period during which Ms. Vellayan was employed), immediate vesting of any stock options, eighteen months’ continuation of health benefits and personal time off accrued through September 30, 2009.

(4)	As of September 30, 2009, the stock price performance targets that trigger the award of performance stock units had not been met; therefore, no units were considered awarded or vested for purposes of the table above. In the event Ms. Vellayan’s employment terminates within 24 months of a change of control due to her death, disability, termination by Tier without cause, or resignation by Ms. Vellayan for good reason, all PSUs previously awarded (if any) will vest in full.

(5)	The amount represents the value of vested options as of September 30, 2009 at a closing price of $8.48 less the cost to the employee to exercise the options at their exercise price.
Potential Payments Due under our Employment Agreement with our Chief Financial Officer
On July 1, 2008, we entered into an employment agreement with our Chief Financial Officer, Ronald W. Johnston. Pursuant to the terms of this agreement, Mr. Johnston is entitled to certain compensation and benefits, payable in a lump sum (with the exception of health benefits, which would be reimbursed monthly) within 30 days of the applicable event (or such later date as is required for compliance with tax laws governing deferred compensation) and provided in the case of a termination other than for death, disability, or cause or a voluntary termination by Mr. Johnston, Mr. Johnston signs a separation agreement and release. The following table describes the maximum potential payments that would have been due to Mr. Johnston as of September 30, 2009, upon designated situations outlined in his employment agreement.

				Voluntary
		Involuntary for	Involuntary not	termination
Benefits and payments	Voluntary	cause	for cause	with good	Death or	Change of
upon termination	termination(1)	termination(1)	termination(2)	reason (2)	disability(2)	control(3)

Salary	$8,369	$8,369	$280,369	$280,369	$280,369	$552,369
Bonus	165,000	165,000	165,000	165,000	165,000	371,250
Performance stock units (4)	—	—	—	—	—	—
Health benefits	—	—	12,000	12,000	12,000	18,000
Perquisites	—	—	—	—	—	—
Accrued PTO	26,049	26,049	26,049	26,049	26,049	26,049

Total company obligation	199,418	199,418	483,418	483,418	483,418	967,668
Stock options (5)	31,333	31,333	31,333	31,333	31,333	31,333

Total benefit to employee	$230,751	$230,751	$514,751	$514,751	$514,751	$999,001

(1)	Amounts reflect maximum salary earned but not paid prior to date of termination, accrued prior year bonus not paid prior to date of termination and personal time off accrued through September 30, 2009.

(2)	Amounts reflect maximum salary earned but not paid prior to date of termination, accrued prior year bonus not paid prior to date of termination, one year’s base salary, twelve months’ continuation of health benefits and personal time off accrued through September 30, 2009.

(3)	Amounts shown are payable in the event of a termination of Mr. Johnston’s employment by Tier without cause, or a resignation by Mr. Johnston for good reason, within one year after a change of control, and reflect maximum salary earned but not paid prior to date of termination, accrued prior year bonus not paid prior to date of termination, two times (a) base salary and (b) bonus equal to the average annual bonus paid to Mr. Johnston (or for the most recent year, accrued for Mr. Johnston) for the previous three years (or such shorter period during which Mr. Johnston was employed), immediate vesting of any stock options, eighteen months’ continuation of health benefits and personal time off accrued through September 30, 2009.

(4)	As of September 30, 2009, the stock price performance targets that trigger the award of performance stock units had not been met, therefore no units were considered awarded or vested for purposes of the table above. In the event Mr. Johnston’s employment terminates within 24 months of a change of control due to his death, disability, termination by Tier without cause, or resignation by Mr. Johnston for good reason, all PSUs previously awarded (if any) will vest in full.

(5)	The amount represents the value of vested options as of September 30, 2009 at a closing price of $8.48 less the cost to the employee to exercise the options at their exercise price.

Potential Payments Due under our Employment Agreement with our Senior Vice President, Strategic Marketing
On June 30, 2008, we entered into an employment agreement with our Senior Vice President, Strategic Marketing, Keith S. Kendrick. Pursuant to the terms of this agreement, Mr. Kendrick is entitled to certain compensation and benefits, payable in a lump sum (with the exception of health benefits, which would be reimbursed monthly) within 30 days of the applicable event (or such later date as is required for compliance with tax laws governing deferred compensation) and provided in the case of a termination other than for death, disability, or cause or a voluntary termination by Mr. Kendrick, Mr. Kendrick signs a separation agreement and release. The following table describes the maximum potential payments that would have been due to Mr. Kendrick as of September 30, 2009, upon designated situations outlined in his employment agreement.

				Voluntary
		Involuntary for	Involuntary not	termination
Benefits and payments	Voluntary	cause	for cause	with good	Death or	Change of
upon termination	termination (1)	termination (1)	termination (2)	reason (2)	disability (2)	control (3)

Salary	$8,154	$8,154	$273,154	$273,154	$273,154	$538,154
Bonus	21,500	21,500	21,500	21,500	21,500	419,000
Performance stock units (4)	—	—	—	—	—	—
Health benefits	—	—	12,000	12,000	12,000	18,000
Perquisites	—	—	—	—	—	—
Accrued PTO	14,593	14,593	14,593	14,593	14,593	14,593

Total company obligation	44,247	44,247	321,247	321,247	321,247	989,747
Stock options (5)	13,600	13,600	13,600	13,600	13,600	13,600

Total benefit to employee	$57,847	$57,847	$334,847	$334,847	$334,847	$1,003,347

(1)	Amounts reflect maximum salary earned but not paid prior to date of termination, accrued prior year bonus not paid prior to date of termination and personal time off accrued through September 30, 2009.

(2)	Amounts reflect maximum salary earned but not paid prior to date of termination, accrued prior year bonus not paid prior to date of termination, one year’s base salary, twelve months’ continuation of health benefits and personal time off accrued through September 30, 2009.

(3)	Amounts shown are payable in the event of a termination of Mr. Kendrick’s employment by Tier without cause, or a resignation by Mr. Kendrick for good reason, within one year after a change of control, and reflect maximum salary earned but not paid prior to date of termination, accrued prior year bonus not paid prior to date of termination, two times (a) base salary and (b) bonus equal to the average annual bonus paid to Mr. Kendrick (or for the most recent year, accrued for Mr. Kendrick) for the previous three years (or such shorter period during which Mr. Kendrick was employed), immediate vesting of options, eighteen months’ continuation of health benefits and personal time off accrued through September 30, 2009.

(4)	As of September 30, 2009, the stock price performance targets that trigger the award of performance stock units had not been met, therefore no units were considered awarded or vested for purposes of the table above. In the event Mr. Kendrick’s employment terminates within 24 months of a change of control due to his death, disability, termination by Tier without cause, or resignation by Mr. Kendrick for good reason, all PSUs previously awarded (if any) will vest in full.

(5)	The amount represents the value of vested options as of September 30, 2009 at a closing price of $8.48 less the cost to the employee to exercise the options at their exercise price.
Potential Payments Due under our Employment Agreement with our Vice President, General Counsel and Corporate Secretary
On May 6, 2009, we entered into an employment agreement with our Vice President, General Counsel and Corporate Secretary, Keith S. Omsberg. Pursuant to the terms of this agreement, Mr. Omsberg is entitled to certain compensation and benefits, payable in a lump sum (with the exception of health benefits, which would be reimbursed monthly) within 30 days of the applicable event (or such later date as is required for compliance with tax laws governing deferred compensation) and provided in the case of a termination other than for death, disability, or cause or a voluntary termination by Mr. Omsberg, Mr. Omsberg signs a separation agreement and release. The following table describes the maximum potential payments that would have been due to Mr. Omsberg as of September 30, 2009, upon designated situations outlined in his employment agreement.

				Voluntary
		Involuntary for	Involuntary not	termination
Benefits and payments upon	Voluntary	cause	for cause	with good	Death or	Change of
termination	termination(1)	termination(1)	termination(2)	reason(2)	disability(2)	control(3)

Salary	$5,846	$5,846	$195,846	$195,846	$195,846	$385,846
Bonus	—	—	—	—	—	96,833
Performance stock units (4)	—	—	—	—	—	—
Health benefits	—	—	12,000	12,000	12,000	18,000
Perquisites	—	—	—	—	—	—
Accrued PTO	19,026	19,026	19,026	19,026	19,026	19,026

Total company obligation	24,872	24,872	226,872	226,872	226,872	519,705
Stock options (5)	10,590	10,590	10,590	10,590	10,590	10,590

Total employee benefit	$35,462	$35,462	$237,462	$237,462	$237,462	$530,295

(1)	Amounts reflect maximum salary earned but not paid prior to date of termination, accrued prior year bonus not paid prior to date of termination and personal time off accrued through September 30, 2009.

(2)	Amounts reflect maximum salary earned but not paid prior to date of termination, accrued prior year bonus not paid prior to date of termination, one year’s base salary, twelve months’ continuation of health benefits and personal time off accrued through September 30, 2009.

(3)	Amounts shown are payable in the event of a termination of Mr. Omsberg’s employment by Tier without cause, or a resignation by Mr. Omsberg for good reason, within one year after a change of control, and reflect maximum salary earned but not paid prior to date of termination, accrued prior year bonus not paid prior to date of termination, two times (a) base salary and (b) bonus equal to the average bonus paid over the preceding three years (which average would include the retention payment in the amount of $85,000 pursuant to the February 5, 2007 retention agreement between Mr. Omsberg and Tier), immediate vesting of options that would have vested within eighteen months of the termination of Mr. Omsberg’s employment, full vesting of all performance stock units awarded in accordance with the PSU Plan (if any), eighteen months’ continuation of health benefits and personal time off accrued through September 30, 2009.

(4)	As of September 30, 2009, the stock price performance targets that trigger the award of performance stock units had not been met, therefore no units were considered awarded or vested for purposes of the table above. In the event Mr. Omsberg’s employment terminates within 24 months of a change of control due to his death, disability, termination by Tier without cause, or resignation by Mr. Omsberg for good reason, all PSUs previously awarded (if any) will vest in full.

(5)	The amount represents the value of vested options as of September 30, 2009 at a closing price of $8.48 less the cost to the employee to exercise the options at their exercise price.

DIRECTOR COMPENSATION
The Governance and Nominating Committee of the Board determines the compensation of our non-employee Board members. Compensation is generally reviewed annually, and more frequently when the Governance and Nominating Committee deems necessary, and is compared with companies in the same peer group that is used for evaluating executive compensation. In addition to the results of peer group studies, prior annual retainers and per-meeting fees are taken into account to determine overall compensation.
The following table describes the compensation program for our non-employee directors:

Fiscal
Pay component	2009
Board retainer (payable quarterly in arrears)	$20,000

Board member fee (per meeting)
In-person meeting	1,000
Telephonic meeting	500

Committee chair retainer (payable quarterly in arrears)
Audit committee	5,000
All other committees	2,500

Committee meeting fee (per meeting)
In-person meeting	1,000
Telephonic meeting	500

Lead director retainer (payable quarterly in arrears)	5,000
In addition, we reimburse our Board members for reasonable expenses, including travel related expenses, incurred to attend Board and/or committee meetings.
Effective October 1, 2008, the Governance and Nominating Committee authorized an annual equity award, granted on the date of the annual stockholder meeting, of 9,000 restricted stock units payable in cash and vesting in full three years from the date of grant, subject to full vesting acceleration in the event of a change of control. The vesting and payout provisions of the restricted stock units under the circumstances described below are as follows:
•	Death and disability—Pro rata vesting through the date of death or disability; immediate payout

•	Voluntary resignation—Pro rata vesting through the date of resignation; payable at end of 3-year vesting period

•	Termination for cause—Forfeit entire award

•	Change of control—100% vesting, payable on date of change of control
As described under Arrangements or understandings related to the selection of directors on page 19 above, in February 2010, Tier and Discovery Group reached an agreement with respect to the Company’s 2010 annual meeting and other matters. As part of that agreement, we accelerated the vesting of unvested restricted stock units issued to Mr. Donoghue and Mr. Murphy, such acceleration to be effective upon the expiration of the term of Mr. Murphy and Mr. Donoghue as a director.
Mr. Rossetti, the only director who is also a Tier employee, receives no compensation for serving as a director.

Fiscal 2009 Director Compensation
For our fiscal year ended September 30, 2009, our directors were compensated in the manner described above. The following table sets forth information regarding the compensation of our non-employee directors for the fiscal year ended September 30, 2009.

	Fees earned or paid
Name	in cash ($)	Stock awards ($) (1)	Total ($)
Charles W. Berger (Chair Audit Committee)	$41,000	$12,720	$53,720
Samuel Cabot III (2)	25,750	—	25,750
John J. Delucca (Vice Chair Audit Committee)	37,500	12,720	50,220
Daniel J. Donoghue (3)	17,000	12,720	29,720
Morgan P. Guenther (Chair Governance and Nominating Committee)	52,500	12,720	65,220
Philip G. Heasley (Chair Compensation Committee and Lead Director)	46,500	12,720	59,220
Michael R. Murphy (3)	19,500	12,720	32,220
David A. Poe (Chair Data Security Committee)	31,875	12,720	44,595
Zachary F. Sadek (3)	16,500	12,720	29,220
James R. Stone (4)	18,500	—	18,500

(1)	The amounts included in this column reflect the dollar amount recognized as an expense for financial statement reporting purposes in fiscal 2009 for restricted stock unit awards, calculated in accordance with US GAAP. Assumptions used in the calculation of these amounts are included in footnote 14 to the audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended September 30, 2009, as amended. The expense per member has been calculated as total expense to be recognized on the date of valuation per month multiplied by the number of months in measurement period, based on the following:

Number of RSUs awarded	9,000
Fair value of award (closing price on day of valuation)	$8.48
Total fair value	$76,320
Total months to recognize expense	36
Number of months in measurement period	6
The following table shows the aggregate number of stock awards and option awards outstanding at the end of fiscal year 2009 for each director:

Name	Stock awards outstanding	Options outstanding
Charles W. Berger	9,000	140,000
John J. Delucca	9,000	40,000
Daniel J. Donoghue	9,000	—
Morgan P. Guenther	9,000	150,000
Philip G. Heasley	9,000	10,002
Michael R. Murphy	9,000	—
David A. Poe	9,000	6,668
Zachary F. Sadek	9,000	—

(2)	Mr. Cabot’s term of office expired when his successor was elected at our 2009 annual meeting.

(3)	Messrs. Donoghue, Murphy and Sadek joined our Board in March 2009.

(4)	Mr. Stone did not stand for re-election at our 2009 annual meeting.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has reviewed and discussed the consolidated financial statements for the fiscal year ended September 30, 2009 with management and McGladrey & Pullen, LLP, or McGladrey, Tier Technologies, Inc.’s registered public accounting firm for fiscal year 2009. The Audit Committee also reviewed and discussed with McGladrey the matters required to be discussed by Statement of Auditing Standards No. 61, as amended.
The Audit Committee received the written disclosures and letter from McGladrey required by applicable requirements of the Public Company Accounting Oversight Board regarding McGladrey’s communications with the Audit Committee concerning independence, and has discussed with McGladrey its independence from Tier.
Based upon the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Tier’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009.
The foregoing report is given by the members of the Audit Committee: Charles W. Berger (Chair), John J. Delucca (Vice Chair), Daniel J. Donoghue, and Zachary F. Sadek.
PRINCIPAL ACCOUNTING FEES AND SERVICES
The aggregate fees billed by McGladrey to us for the fiscal years ended September 30, 2009 and 2008 are as follows (in thousands):

	2009	2008

Audit Fees(1)	$539	$540
Audit Related Fees(2)	52	—
Tax Fees	—	—
All Other Fees	—	—

Total	$591	$540

(1)	Represents fees for the audit of our financial statements, review of our quarterly financial statements, audit of our internal controls, and advice on accounting matters directly related to the audit and audit services provided in connection with other statutory and regulatory filings.

(2)	Represents fees associated with the review of ChoicePay financial statements, as a result of the acquisition of ChoicePay in January 2009.
The Audit Committee has a policy requiring that it approve the scope, extent, and associated fees of any audit services provided by our independent registered public accounting firm and that it pre-approve all non-audit related services performed by the independent registered public accounting firm. For the fiscal year ended September 30, 2009, the Audit Committee pre-approved 100% of the services performed by McGladrey and did not rely on the de minimis exception under Rule 2-01(c)(7)(i)(C) of Regulation S-X under the Exchange Act.
PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee selected McGladrey as our independent registered public accounting firm for fiscal year 2010, subject to ratification by our stockholders at the annual meeting. Representatives of McGladrey are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Shareholder ratification of the selection of McGladrey as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Audit Committee is submitting the selection of McGladrey to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection of McGladrey, the Audit Committee will reconsider whether to retain that firm. Even if the selection of McGladrey is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Tier and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL TWO.
PROPOSAL THREE: AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION TO
CHANGE THE NAME OF THE COMPANY
The Board of Directors has approved, subject to stockholder approval, an amendment to our restated certificate of incorporation that changes the name of the Company from “Tier Technologies, Inc.” to “Official Payments Holdings, Inc.”. The form of amendment to our restated certificate of incorporation to effect the name change is attached as Annex A to this Proxy Statement.
We are proposing to change our name in order to more closely align our formal corporate name with our brand and our focus on electronic payments. We conduct substantially all of our business activities through our wholly owned subsidiary, Official Payments Corporation. We believe that changing our corporate name to “Official Payments Holdings, Inc.” would clarify our corporate identity and more closely associate our Company with our brand and business focus.
If our stockholders approve the name change amendment at the annual meeting, we intend to apply to change our NASDAQ Global Select Market trading symbol from “TIER” to “OPAY”. Stockholders will not be required to submit their stock certificates for exchange if the proposed name change is approved. Following the effective date of the name change, all new stock certificates issued by us will reflect our new name.
If the proposal to amend our restated certificate of incorporation to change our name to “Official Payments Holdings, Inc.” is approved by our stockholders at the annual meeting, an amendment to our restated certificate of incorporation in the form attached as Annex A will be filed with the Secretary of State of the State of Delaware to effect the name change as soon as practicable after the annual meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL THREE.
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
ADDITIONAL INFORMATION
Stockholder Proposals for our next Annual Meeting
If a stockholder intends to present a proposal for inclusion in the proxy statement for our next annual meeting, the stockholder must follow the procedures outlined in Rule 14a-8 under the Exchange Act. Such proposals must be addressed to Tier Technologies, Inc., Attention: Corporate Secretary, 11130 Sunrise Valley Drive, Suite 300, Reston, VA 20191 (for proposals mailed on or after March 26, 2010), and received no later than November [XX], 2010.
Proposals not intended to be included in next year’s proxy statement, but that are instead sought to be presented directly at the 2011 annual meeting, including nominations of director candidates, must be received by us at the above-mentioned address not less than 60 days nor more than 90 days prior to the first anniversary of the date of this year’s meeting (but if we give less than 70 days advance notice or prior public disclosure of the date of the 2011 annual meeting, we must receive such proposals and director nominations by the close of business on the tenth day following the mailing of notice of the date of such annual meeting or public disclosure of the date of such annual meeting, whichever comes first) and must otherwise comply with the requirements of our bylaws.

If you and other residents at your mailing address own shares of our common stock in street name, your broker, bank or other nominee record holder may have notified you that your household will receive only one notice of Internet availability of proxy materials, annual report and proxy statement for each company in which you hold stock through that broker or bank. Each stockholder will continue to receive a separate proxy card or voting instruction card. If you would like to receive additional copies of the notice of Internet availability of proxy materials, annual report, and proxy statement, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank, or other nominee holder, or you may contact us by mail at Tier Technologies, Inc., attention Corporate Secretary, at (for letters mailed before March 26, 2010) 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191 or 11130 Sunrise Valley Drive, Suite 300, Reston, VA 20191 (for letters mailed on or after March 26, 2010), or by phone at (571) 382-1000.
A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, as amended, is available without charge upon written request to Corporate Secretary, Tier Technologies, Inc., at (for requests mailed before March 26, 2010) 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191 or 11130 Sunrise Valley Drive, Suite 300, Reston, VA 20191 (for requests mailed on or after March 26, 2010).
          By Order of the Board of Directors
Keith S. Omsberg
Secretary
          March [XX], 2010

Annex A
CERTIFICATE OF AMENDMENT OF
RESTATED
CERTIFICATE OF INCORPORATION
OF
TIER TECHNOLOGIES, INC.
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
     Tier Technologies, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:
     At a meeting of the Board of Directors of the Corporation, a resolution was duly adopted pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:	That, subject to the approval of the stockholders of the Corporation, Article FIRST of the Restated Certificate of Incorporation of the Corporation be and hereby is amended and restated in its entirety so that the same shall read in full as follows:

“FIRST: The name of the Corporation is: Official Payments Holdings, Inc.”
     IN WITNESS WHEREOF, this Certificate of Amendment of Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation this       day of                     , 2010.

TIER TECHNOLOGIES, INC.
By:
Name:
Title:

A-1

Directions to the Annual Meeting
Sheraton Reston Hotel
11810 Sunrise Valley Drive, Reston, Virginia 20191
Phone: (703) 620-9000
From Reston Town Center
•	Take Reston Parkway west to Sunrise Valley Drive.

•	Continue for one-quarter mile; the hotel will be on your left.
From Washington D.C.
•	Take Interstate 66 West and follow the exit signs for Washington/Dulles Airport 267 Toll Road.

•	Proceed on 267 West to Reston Parkway, Exit 12.

•	Turn left on Reston Parkway. At the second light turn left again onto Sunrise Valley Drive.

•	Continue for a quarter mile; the hotel will be on your left.
From Washington Reagan International Airport (DCA)
•	Take Washington Parkway to Capital Beltway Interstate 495 into Virginia.

•	Merge onto the Dulles access Toll Road 267 East.

•	Take Exit 12 to Reston Parkway and turn left.

•	Proceed to the first light and turn left on Sunrise Valley Drive.

•	Continue for a quarter mile; the hotel will be on the left.
From South (Virginia)
•	Follow Capitol Beltway Interstate 495 North.

•	Take the exit for Washington/Dulles Airport 267 Toll Road West.

•	Proceed on 267 West to Reston Parkway, Exit 12.

•	Turn left on Reston Parkway to the second light, then turn left again on Sunrise Valley Drive.

•	Continue for a quarter mile; the hotel will be on your left.
From North (Maryland)
•	Follow Capitol Beltway Interstate 495 to Virginia.

•	Take the exit for Washington/Dulles Airport 267 Toll Road West.

•	Follow 267 West to Reston Parkway, Exit 12.

•	Turn left on Reston Parkway. At the second light turn left again onto Sunrise Valley Drive.

•	Continue for a quarter mile; the hotel will be on your left.
From Washington Dulles International Airport (IAD)
•	Follow Dulles access Toll Road 267 East.

•	Take Exit 12 to Reston Parkway and turn right.

•	Go to the first light and turn left on Sunrise Valley Drive.

•	Continue for a quarter mile; the hotel will be on the left.

B-1

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 7, 2010. Have your proxy TIER TECHNOLOGIES, INC. card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. 10780 PARKRIDGE BLVD., SUITE 400 RESTON, VA 20191 VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 7, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, Tier Technologies, Inc, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M20789-P88628 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. TIER TECHNOLOGIES, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” number(s) of the nominee(s) on the line below. PROPOSALS 1, 2 AND 3. 1. PROPOSAL NO. 1: 0 0 0 Nominees for Directors for election by the holders of common stock: 01) Charles W. Berger 05) David A. Poe 02) John J. Delucca 06) Ronald L. Rossetti 03) Morgan P. Guenther 07) Zachary F. Sadek 04) Philip G. Heasley For Against Abstain The Board of Directors recommends you vote FOR the following proposals: 2. PROPOSAL NO. 2: To ratify the selection of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the fiscal year 0 0 0 ending September 30, 2010. 3. PROPOSAL NO. 3: To amend the Company’s Restated Certificate of Incorporation to change the Company’s name to Official Payments Holdings, Inc. 0 0 0 Unless otherwise specified on the reverse side, this proxy authorizes the proxies named on the reverse side to cumulate votes that the undersigned is entitled to cast at the annual meeting in connection with the election of directors; provided that the proxies will not cumulate votes for any nominees from whom the undersigned has withheld authority to vote. To specify different directions with regard to cumulative voting, including to direct that the proxy holders cumulate votes with respect to a specific Board nominee or nominees as explained in the proxy statement, mark the box below and write your instructions on the reverse side. (If you wish to direct that the proxy holders cumulate votes with respect to a specific Board nominee or nominees, please indicate the name(s) and the number of 0 votes to be given to such Board nominee(s)). Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

T TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE T M20790-P88628 TIER TECHNOLOGIES, INC. PROXY ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 8, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of Tier Technologies, Inc., hereby constitutes and appoints Ronald W. Johnston and Keith S. Omsberg and each of them, with full power of substitution, as proxy or proxies of the undersigned to vote the number of shares of common stock which the undersigned would be entitled to vote if personally present at Tier’s Annual Meeting of Stockholders, to be held at the P Sheraton Reston located at 11810 Sunrise Valley Drive, Reston, Virginia at 10:00 a.m. local time on April 8, 2010, and at any adjournments or postponements thereof, with respect to the proposals described in the Notice of Annual Meeting of Stockholders and R proxy statement, in the manner specified on the reverse side. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any postponements or adjournments thereof. O THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AMONG THE BOARD’S NOMINEES AS DIRECTED BY THE X STOCKHOLDER, WHERE NO CONTRARY DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED CUMULATIVELY IN THE DISCRETION OF THE PROXY HOLDERS AMONG THE BOARD’S NOMINEES Y NAMED IN PROPOSAL NO. 1 (EXCEPT FOR ANY NOMINEES FOR WHOM THE UNDERSIGNED HAS WITHHELD AUTHORITY TO VOTE), FOR PROPOSAL NO. 2, AND FOR PROPOSAL NO. 3. If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial, or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually. Cumulative Voting Instructions (Mark the Corresponding box on the reverse side) (If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)